UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant [ ]
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[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to §240.14a-12

COMTECH TELECOMMUNICATIONS CORP. (Name of Registrant as Specified In Its Charter) —————————————————————————————— (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Fiscal 2020 Annual Meeting of Stockholders and
Proxy
Statement

Online Only
December 8, 2020 at 9 a.m. Eastern Time
At www.virtualshareholdermeeting.com/CMTL2020

To attend the Annual Meeting, you will need a Control Number See Part 1 – “About the Proxy Statement” for details on admission requirements to attend the Annual Meeting of Stockholders.

2020 Proxy Statement

NOTICE OF FISCAL 2020 ANNUAL MEETING OF STOCKHOLDERS

Table of Contents

November 18, 2020 Dear Stockholder:
On behalf of the Board of Directors (the “Board”) and management, we cordially invite you to attend the Fiscal 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Comtech Telecommunications Corp. (“Comtech” or the “Company”). This year's Annual Meeting will be a completely virtual meeting of stockholders to safeguard the health and well-being of our stockholders, directors and employees in light of the public health impact of the coronavirus (COVID-19) pandemic. To participate, vote or submit questions during the annual meeting via live webcast, please visit: www.virtualshareholdermeeting.com/CMTL2020. There will not be a physical location for the Annual Meeting. The Notice of Fiscal 2020 Annual Meeting of Stockholders, Proxy Statement and proxy card are enclosed.

Your Board recommends that you promptly vote “FOR” Proposals 1, 2 and 3 on the enclosed proxy card. It is important that your shares are voted at the Annual Meeting. Whether or not you are able to attend the virtual annual meeting, the prompt execution and return of the enclosed proxy card in the envelope provided or submission of your proxy and voting instructions over the Internet or by telephone will assure that your shares are represented at the Annual Meeting. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Fiscal 2020 Annual Meeting of Stockholders to be Held on December 8, 2020.

Our Proxy Statement and Fiscal 2020 Annual Report are available at:
www.proxyvote.com and www.comtechtel.com

On behalf of everyone at Comtech, we thank you for your ongoing interest and investment in our Company. We are committed to acting in your best interests. Sincerely,
Fred Kornberg Chairman and Chief Executive Officer
Your vote is extremely important. If you have any questions or require any assistance voting your shares, please contact Comtech’s proxy solicitor:

Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

2020 Proxy Statement

NOTICE OF FISCAL 2020 ANNUAL MEETING OF STOCKHOLDERS

Table of Contents

Date	December 8, 2020
Time	9:00 a.m. Eastern Time
Virtual Meeting	This year's meeting is exclusively a virtual meeting at www.virtualshareholdermeeting.com/CMTL2020

Record Date	In order to vote, you must have been a stockholder at the close of business on November 3, 2020

Proxy Voting	It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold in order that we have a quorum. Whether or not you participate in the Annual Meeting, please complete, sign, date and mail the enclosed proxy card in the accompanying envelope (to which you need affix no postage if mailed within the United States) or submit your proxy and voting instructions over the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card.

Your vote is extremely important
If you have any questions or require any assistance with voting your shares, please contact Comtech’s proxy solicitor:

Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

Items of Business
1.    To elect Ira S. Kaplan, Lisa Lesavoy and Dr. Yacov A. Shamash to serve as members of the Company’s Board of Directors for terms expiring at the Company’s first annual meeting following the end of its fiscal year ending July 31, 2023.

2.    To conduct an advisory vote on the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

3.    To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending July 31, 2021.

Meeting Details	See Part 1 – “About the Proxy Statement” for details.

By Order of the Board of Directors,

Nancy M. Stallone
Vice President of Finance and Corporate Secretary
November 18, 2020

2020 Proxy Statement

2020 Proxy Statement

2020 Proxy Statement

Proxy Summary

This summary highlights information contained within this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting.

Annual Stockholders' Meeting				Meeting Agenda
Date	December 8, 2020

Election of three directors

An advisory vote on the compensation of the Named Executive Officers as disclosed in this Proxy Statement

Ratification of the selection of our independent registered public accounting firm

Time	9 a.m. Eastern Time
Place	Virtual Meeting

Record Date	Stockholders as of November 3, 2020 are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
Voting Matters and Vote Recommendation
Item		Board recommendation	Reasons for recommendation	More info
1.	Election of three directors	FOR
The Board and Nominating and Governance Committee believe that the three Board candidates possess the skills, experience, and diversity of background to effectively monitor performance, provide oversight, and advise management on the Company’s long-term strategy.
Page 61
2.	Approval (on an advisory basis) of the compensation of the Named Executive Officers as disclosed in this Proxy Statement	FOR	Our executive compensation programs demonstrate the continuing evolution of our pay for performance philosophy and reflect the input of stockholders from our extensive outreach efforts.	Page 62
3.	Ratification of selection of independent registered public accounting firm	FOR	The Audit Committee of the Board of Directors believes that the appointment of Deloitte & Touche LLP is in the best interests of the Company and its stockholders.	Page 63
Vote in advance of the meeting			Vote at the Meeting
Internet	Telephone	Mail	Vote Online During the Meeting
Vote your shares via the Internet by going to the website address for Internet voting indicated on your proxy card and following the steps outlined on the secure website.	Call the toll-free number on your proxy card at any time and follow the recorded instructions.	Sign, date, and return the enclosed proxy card in the postage-paid envelope provided.	See Part 1 – “About the Proxy Statement” for details on voting your shares during the Annual Meeting at www.virtualshareholdermeeting.com/CMTL2020

2020 Proxy Statement

ABOUT THE PROXY STATEMENT

Questions and Answers

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will be asked to consider and act upon the following matters:

•Election of Ira S. Kaplan, Lisa Lesavoy and Dr. Yacov A. Shamash to serve as members of the Company’s Board of Directors for terms expiring at the Company’s first annual meeting following the end of its 2023 fiscal year;

•An advisory vote on the compensation of the Named Executive Officers as disclosed in this Proxy Statement;

•Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2021 fiscal year; and

•Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Who may attend the Annual Meeting?

We will be hosting the Annual Meeting live via the Internet rather than in person. Our Board annually considers the appropriate format of our Annual Meeting and concluded that a virtual meeting would best safeguard the health and safety of stockholders, employees and directors this year.

You are entitled to participate in the Annual Meeting only if you were a Comtech stockholder or joint holder as of the record date, November 3, 2020, or you hold a valid proxy for the annual meeting. A stockholder can listen to and participate in the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/CMTL2020. Stockholders may begin submitting written questions at 8:30 a.m. Eastern Time on December 8, 2020.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on November 3, 2020, the record date for the Annual Meeting, are entitled to receive notice of and vote at the Annual Meeting. You will need the control number included on your proxy card or voting instruction form provided by your bank or broker in order to be able to vote your shares or submit questions. Instructions on how to participate, ask questions and access technical support are available at www.virtualshareholdermeeting.com/CMTL2020.

What are the voting rights of stockholders?

    Each share of our Common Stock is entitled to one vote. There is no cumulative voting.

When are the proxy materials first being sent or given to stockholders?

The Notice of the Annual Meeting, Proxy Statement and form of proxy or voting instruction card are being mailed starting on or about November 18, 2020.

2020 Proxy Statement 1

ABOUT THE PROXY STATEMENT

How do stockholders vote?

Stockholders may vote at the Annual Meeting using the control number included on your proxy card or voting instruction form provided by your bank or broker in order to be able to vote your shares. Instructions on how to participate, ask questions and access technical support are available at www.virtualshareholdermeeting.com/CMTL2020. Whether or not you plan to participate in the Annual Meeting, we urge you to vote by doing one of the following:

● Vote via the Internet: You can vote your shares via the Internet by going to the website address for Internet voting indicated on your proxy card, www.virtualshareholdermeeting.com/CMTL2020, and following the steps outlined on the secure website.

● Vote by Telephone: You can also vote your shares by calling the number 1-800-690-6903 (toll-free in the United States and Canada) indicated on your proxy card at any time and following the recorded instructions.

● Vote by Mail: You can vote your shares by mail by completing, signing, dating and returning your proxy card in the postage-paid envelope provided.

If you are a beneficial owner, or you hold your shares in “street name,” please follow the instructions provided by your bank, broker or other holder of record with respect to voting your shares.

If a stockholder gives a proxy, how are the shares voted?

Proxies received by us will be voted at the Annual Meeting in accordance with the instructions given by you on the proxy card that you return or by telephone or Internet.

If you sign and return your proxy card, but do not give voting instructions, your shares will be voted by the persons named as proxies on your proxy card on each matter in accordance with the recommendation of the Board of Directors or, if no recommendation is made by the Board of Directors, in the discretion of the proxies. The proxies named on the proxy card are Fred Kornberg, Chairman and Chief Executive Officer (“CEO”) of Comtech and Michael D. Porcelain, President and Chief Operating Officer (“COO”) of Comtech.

Under the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees have the discretion to vote such shares on routine matters, but not on other matters. At the Annual Meeting, only the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2021 (Proposal No. 3) is a matter considered routine under applicable rules. Accordingly, brokers and nominees will not have discretionary authority to vote on the following matters at the Fiscal 2020 Annual Meeting of Stockholders:

•The election of members to our Board of Directors; and

•The advisory vote on the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item, a “broker non-vote” occurs.

2020 Proxy Statement 2

ABOUT THE PROXY STATEMENT

It is possible that matters other than those described in this Proxy Statement may be brought before stockholders at the Annual Meeting. Since we did not have notice of any other matter before the deadlines set forth in our By-Laws, the proxies will vote your shares on the matter as recommended by the Board of Directors or, if no recommendation is given, the proxies will vote your shares in their discretion. In any event, the proxies will comply with the rules of the Securities and Exchange Commission (“SEC”) when acting on your behalf on a discretionary basis. At the date of this Proxy Statement, we had not received any notice regarding any other matter to come before the Annual Meeting.

How are proxies changed or revoked?

You may change any vote by proxy or revoke a proxy before it is exercised by filing with the Secretary of Comtech a notice of revocation, by submitting a duly executed later-dated proxy by mail, telephone or via the Internet, or by participating in the virtual Annual Meeting and voting using the control number included on your proxy card or voting instruction form provided by your bank or broker. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. Participation in the Annual Meeting will not by itself constitute revocation of a proxy.

What should I do if I receive more than one proxy card?

If you hold your shares in multiple accounts or registrations, or in both registered and street name, you will receive a proxy card for each account. Please execute and return each proxy card or, if you choose to vote by telephone or by Internet, please vote using each proxy you receive. Only your latest dated proxy for each account will be voted.

How many shares are outstanding and what constitutes a quorum?

At the close of business on November 3, 2020, the record date for the Annual Meeting, 25,010,436 shares of Common Stock were outstanding. Stockholders entitled to vote at least a majority of the shares that all stockholders are entitled to vote must be present at the virtual Annual Meeting or by proxy to constitute a quorum for the transaction of business. “Abstentions” and broker non-votes count for purposes of determining whether a quorum is present.

What vote is required to approve each item?

Election of Three Directors. The election of the three director nominees will require the affirmative vote of a majority of the shares voted with respect to such nominee at the virtual Annual Meeting or by proxy.

Approval (on an advisory basis) of the Compensation of the Named Executive Officers. In order to be approved on an advisory basis, this proposal must receive the affirmative vote of a majority of the shares voted with respect to this proposal at the virtual Annual Meeting or by proxy.

Ratification of Selection of Accounting Firm. The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2021 will require the affirmative vote of a majority of the shares voted with respect to this proposal at the virtual Annual Meeting or by proxy.

Other Matters. Approval of any other matter that comes before the Fiscal 2020 Annual Meeting of Stockholders generally will require the affirmative vote of a majority of the shares voted at the virtual Annual Meeting or by proxy although a different number of affirmative votes may be required, depending on the nature of such matter.

2020 Proxy Statement 3

ABOUT THE PROXY STATEMENT

How do abstentions and broker non-votes affect the outcome of a vote?

Abstentions and broker non-votes with respect to any matter for which the vote required is a majority of the shares present in person or by proxy at the virtual Annual Meeting (i.e., the advisory vote on executive compensation and the ratification of Deloitte & Touche LLP), or with respect to the election of any of the director nominees will not affect the outcome of such vote because abstentions and broker non-votes are not considered to be votes cast under our By-Laws or under the laws of the State of Delaware (our state of incorporation). Abstentions and broker non-votes will be considered shares present for purposes of a quorum. Because brokers will have the discretion to cast votes for or against the ratification of Deloitte & Touche LLP, we do not expect any broker non-votes with respect to this proposal.

What does our Board of Directors recommend?

    The Board of Directors unanimously recommends that you vote by proxy as follows:

•Proposal No. 1 - FOR the election of the three nominees proposed by the Company for election as directors;

•Proposal No. 2 - FOR the proposal to approve (on an advisory basis) the compensation of the Named Executive Officers as disclosed in this Proxy Statement; and

•Proposal No. 3 - FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2021.

How will I be able to participate at the Virtual Annual Meeting?

The virtual Annual Meeting is accessible on any Internet-connected device and stockholders will be able to submit questions and comments and to vote online during the meeting. We believe these benefits of a virtual meeting are in the best interests of our stockholders. In the event of a technical malfunction or other problem that disrupts the Annual Meeting, the Company may adjourn, recess, or expedite the Annual Meeting, or take such other action that the Company deems appropriate considering the circumstances. If you encounter any difficulties accessing the virtual meeting or during the meeting, a toll free telephone number will be provided to address any questions.

Only holders of our Common Stock at the close of business on the record date will be permitted to ask questions during the Annual Meeting. If you wish to submit a question, on the day of the Annual Meeting, you may log into the virtual meeting platform at www.virtualshareholdermeeting.com/CMTL2020, and type your question for consideration into the field provided in the web portal. To allow us to answer questions from as many stockholders as possible, we may limit each stockholder to two (2) questions. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together.

2020 Proxy Statement 4

ABOUT THE PROXY STATEMENT

Other Business and Information

We have enclosed our Annual Report for fiscal 2020 together with this Proxy Statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material.

As noted above, it is possible that matters other than those described in this Proxy Statement may be brought before stockholders at the Annual Meeting. The proxies will vote your shares on any such matter as recommended by the Board of Directors or, if no recommendation is given, the proxies will vote your shares in their discretion.

Proxies may be solicited by mail, email, fax, telephone, telegram, and personally by directors, officers and other employees of Comtech who will not receive incremental pay as a result of any potential solicitation. The Company has also engaged Innisfree M&A Incorporated (“Innisfree”) to assist it in connection with soliciting proxies and has agreed to pay Innisfree a fee not to exceed $15,000, plus reimbursement of expenses. The Company has agreed to indemnify Innisfree against certain liabilities relating to or arising out of the engagement.

The Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to beneficial owners of shares held of record by such persons and obtain their voting instructions. The Company will reimburse such persons at approved rates for their expenses in connection with the foregoing activities. The cost of soliciting proxies will be borne by Comtech.

A complete list of stockholders entitled to vote at the Fiscal 2020 Annual Meeting of Stockholders will be available for inspection beginning November 23, 2020 at the Company’s headquarters located at 68 South Service Road, Suite 230, Melville, New York 11747 and will be available online during the virtual Annual Meeting at www.virtualshareholdermeeting.com/CMTL2020.

Our Internet website is www.comtechtel.com, and we make available on our website our filings with the SEC including annual reports, quarterly reports, current reports and any amendments to those filings. We also use our website to disseminate other material information to our investors (on the Home Page and in the “Investor Relations” section). Among other things, we post on our website our press releases and information about our public conference calls and webcasts (including the scheduled dates, times and the methods by which investors and others can listen to those calls and webcasts), and we make available for replay webcasts of those calls and other presentations.

We use social media and the Internet to communicate with investors, including information about our stockholder meetings. Information and updates about our Fiscal 2020 Annual Meeting have been and will continue to be posted on our website at www.comtechtel.com in the "Investor Relations" section. The reference to our website address does not constitute incorporation by reference of any other information contained therein into this Proxy Statement.

The Fiscal 2020 Annual Meeting of Stockholders may be adjourned from time to time without notice other than by announcement at the virtual Annual Meeting.

We have previously adopted a procedure approved by the SEC called “householding.” Under this procedure, unless we have received contrary instructions from a stockholder, we satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to the address of those stockholders. Each stockholder who participates in householding will continue to receive a separate proxy card. This procedure reduces our printing costs and postage fees.

2020 Proxy Statement 5

ABOUT THE PROXY STATEMENT

If you wish to participate in householding for future Annual Meetings or are currently participating in householding and wish to receive separate copies of the proxy materials for the Fiscal 2020 Annual Meeting of Stockholders or future Annual Meetings, then please contact the Secretary of the Company by writing to 68 South Service Road, Suite 230, Melville, New York 11747 or calling (631) 962-7000.

We will promptly deliver separate copies of the proxy materials for the Fiscal 2020 Annual Meeting of Stockholders upon receiving your request.

Other Business

Our Board of Directors does not presently intend to bring any other business before the Annual Meeting, and, so far as known to our Board of Directors, no matters are to be brought before the Annual Meeting, except as specified in the Notice of Annual Meeting.

It is possible that matters other than those described in this Proxy Statement may be brought before stockholders at the Annual Meeting. The proxies will vote your shares on any such matter as recommended by the Board of Directors or, if no recommendation is given, the proxies will vote your shares in their discretion.

2020 Proxy Statement 6

STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Table of Principal Stockholders

This table provides the number of shares beneficially owned by principal stockholders who the Company believes beneficially own more than five percent of our outstanding Common Stock, as of the date stated in the below footnotes.

The information in this table is based upon the latest filings of Schedule 13G or 13G/A as filed by the respective stockholder with the SEC.

We calculate the stockholder’s percentage of the outstanding class assuming the stockholder beneficially owned that number of shares on November 3, 2020.

Unless otherwise indicated, the stockholder had sole voting and sole dispositive power over the shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10055	3,774,976	15.1%
Dimensional Fund Advisors L.P. (2) Building One, 6300 Bee Cave Road Austin, TX 78746	2,011,223	8.0%
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	1,696,199	6.8%

(1)The information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC, reporting beneficial ownership as of December 31, 2019. Of the shares reported in the table as beneficially owned, BlackRock, Inc. had sole voting power over 3,712,274 shares and sole dispositive power over all of the shares. The Schedule 13G/A also discloses that BlackRock Fund Advisors, a subsidiary of BlackRock, Inc., is the beneficial owner of more than five percent of the Company's outstanding Common Stock.

(2)The information is based on a Schedule 13G/A filed by Dimensional Fund Advisors L.P. with the SEC, reporting beneficial ownership as of December 31, 2019. Of the shares reported in the table as beneficially owned, Dimensional Fund Advisors L.P. had sole voting power over 1,946,063 shares and sole dispositive power over all of the shares.

(3)The information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC, reporting beneficial ownership as of December 31, 2019. Of the shares reported in the table as beneficially owned, The Vanguard Group had sole voting power over 22,706 shares, shared voting power over 2,536 shares, sole dispositive power over 1,673,507 shares, and shared dispositive power over 22,692 shares.

2020 Proxy Statement 7

STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Table of Shares Beneficially Owned by Directors and Named Executive Officers

The table below shows the beneficial ownership of our Common Stock of each of our directors, our Chief Executive Officer, our Chief Financial Officer, the three highest paid executive officers, other than our Chief Executive Officer or our Chief Financial Officer, serving at the end of our fiscal year, a former executive officer who departed during fiscal 2020 (collectively, the “Named Executive Officers” or “NEOs”) and all current directors and executive officers as a group, as of November 3, 2020.

Unless otherwise indicated, our directors and executive officers had sole voting and sole dispositive power over their shares.

Name	Shares Beneficially Owned on November 3, 2020 (1)	Percent of Class

Non-employee Directors (listed alphabetically):
Edwin Kantor	32,099	*
Ira S. Kaplan	40,264	*
Lisa Lesavoy	—	*
Robert G. Paul	45,340	*
Dr. Yacov A. Shamash	30,395	*
Lawrence J. Waldman	30,663	*

Named Executive Officers (listed alphabetically):
Michael A. Bondi	62,080	*
John Branscum (2)	39,175	*
Fred Kornberg	862,672	3.4
Michael D. Porcelain	319,598	1.3
Yelena Simonyuk	412	*
Nancy M. Stallone	34,171	*
All current directors and executive officers as a group (11 persons)	1,457,694	5.8
_____________________
* Less than one percent

(1)Includes: (i) 2,687 stock units held by Mr. Paul, (ii) 20,602 restricted stock units held by Mr. Kantor, 24,758 restricted stock units held by Mr. Kaplan, 15,746 restricted stock units held by Mr. Paul, 15,436 restricted stock units held by Dr. Shamash, and 15,704 restricted stock units held by Mr. Waldman, (iii) 12,435 performance shares held by Mr. Kornberg, (iv) 5,072 share units held by Mr. Porcelain, and (v) the following shares of our Common Stock underlying stock options with respect to which such persons have the right to acquire beneficial ownership within 60 days from November 3, 2020: Mr. Bondi 31,235; Mr. Kornberg 463,000 shares; Mr. Porcelain 202,000 shares; Ms. Stallone 6,330 shares; and all current directors and executive officers as a group 702,565 shares. We calculated the percentage of the outstanding class beneficially owned by each person and by the group treating their shares subject to this right to acquire within 60 days as outstanding.

(2)Mr. Branscum terminated his employment with the Company effective April 8, 2020 and resigned from all offices he held with the Company and its subsidiaries. Shares beneficially owned is based on the most recent Form 4 filed with the SEC.

2020 Proxy Statement 8

STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our directors and executive officers, and persons who own more than ten percent of our Common Stock, if any, to file with the SEC reports of ownership, and reports of changes in ownership, of our equity securities. Such persons must furnish copies of all such reports that they file to us. Based solely on a review of such reports and written representations of our directors and executive officers, we are not aware that any such person failed to timely file such reports during fiscal 2020.

Directors and Executive Officers

Name	Principal Occupation	Age	For Term Expiring In	Served As Director Since

Directors nominated for election at Fiscal 2020 Annual Meeting:
Ira S. Kaplan	Private Investor	84	2023	2002
Lisa Lesavoy (1)	Owner, Lesavoy Financial Perspectives, Inc.	66	2023	2020
Dr. Yacov A. Shamash	Professor of Electrical and Computer Engineering at Stony Brook University	70	2023	2016
Continuing Directors (in order of expiration of current term):
Robert G. Paul	Private Investor	78	2021	2007
Lawrence J. Waldman	Senior Advisor at First Long Island Investors, LLC	74	2021	2015
Fred Kornberg	Chairman and CEO of Comtech (2)	84	2022	1971
Edwin Kantor	Executive Director of S2K Financial LLC	88	2022	2001
Other Executive Officers (listed alphabetically):
Michael A. Bondi	Chief Financial Officer	47	-	-
Michael D. Porcelain	President and Chief Operating Officer (2)	51	-	-
Yelena Simonyuk	Managing Counsel	43	-	-
Nancy M. Stallone	Vice President of Finance and Corporate Secretary	60	-	-

(1)Ms. Lesavoy was appointed to the Board of Directors on March 3, 2020 and was appointed to the class of directors whose term of office expires at the fiscal 2020 annual meeting.
(2)Mr. Kornberg served as our President through January 28, 2020. Effective January 29, 2020, Mr. Porcelain was promoted to the position of President.

2020 Proxy Statement 9

STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Our Nominees’ Biographies and Director Qualifications

Ira S. Kaplan

Biography

Mr. Kaplan has been a director of Comtech since 2002 and is currently a private investor. Mr. Kaplan was President and Chief Operating Officer (“COO”) of EDO Corporation from 1998 to 2000 and, following the merger of EDO Corporation with AIL Technologies Inc., Mr. Kaplan served as the Executive Vice President and COO of the combined companies with responsibility to manage the integration of the companies. Mr. Kaplan held that position until his retirement in 2001. EDO Corporation was a supplier of sophisticated, highly engineered products and systems for defense, aerospace and industrial applications. EDO was purchased by ITT, and the operations that Mr. Kaplan oversaw were spun-off as part of a publicly-traded company that was called Exelis, which was subsequently purchased by Harris Corporation.

Director Qualifications

With more than 40 years of experience, including holding senior executive positions at a similar company, Mr. Kaplan brings valuable experience arising from his deep understanding of the defense and communications industries and provides perspective on the Company’s business opportunities, supply chain and general management matters. Mr. Kaplan meets the independence guidelines established by the Board of Directors and the applicable NASDAQ Stock Market ("NASDAQ") listing standards, and currently is a member of the following Committees of the Board of Directors:
•Executive Compensation Committee (Chairman);
•Nominating and Governance Committee; and
•Science and Technology Committee

Lisa Lesavoy

Biography

Ms. Lesavoy has been a director of Comtech since March 2020. Ms. Lesavoy is the owner of Lesavoy Financial Perspectives, Inc., a New York City based financial counseling firm which she founded in September 1990. Previously, Ms. Lesavoy served as Senior Financial Advisor for E.F. Hutton’s, and subsequently Shearson Lehman Brothers', Personal Financial Planning Division, where she was a First Vice President and responsible for the Division’s financial counseling services on the East Coast. Ms. Lesavoy has been a member of the New York State Bar since 1985.

Director Qualifications

With her extensive experience in the financial services industry, Ms. Lesavoy brings to our Board deep financial expertise. She meets the independence guidelines established by the Board of Directors and the applicable NASDAQ listing standards, and currently is a member of the following Committees of the Board of Directors:

• Executive Compensation Committee; and
• Audit Committee

2020 Proxy Statement 10

STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Dr. Yacov A. Shamash

Biography

Dr. Yacov A. Shamash has been a director of Comtech since October 2016. He is a professor of Electrical and Computer Engineering at Stony Brook University where he was the founder of the New York State Center for Excellence in Wireless and Information Technology. He has previously served as the Vice President for Economic Development, the Dean of Engineering and Applied Sciences and the Dean of the Harriman School for Management and Policy. Prior to joining Stony Brook University, Dr. Shamash developed and directed the National Science Foundation Industry/University Cooperative Research Center for the Design of Analog/Digital Integrated Circuits and also served as Chairman of the Electrical and Computer Engineering Department at Washington State University. He also serves on the Board of Directors of KeyTronic Corp. and Applied DNA Sciences, Inc. Dr. Shamash holds a Ph.D. degree in Electrical Engineering from Imperial College of Science and Technology in London, England.

Director Qualifications

With an extensive background in wireless and information technologies, Dr. Shamash brings to our Board an expansive view of those rapidly evolving areas and the potential commercial opportunities for Comtech in that space.

Dr. Shamash meets the independence guidelines established by the Board of Directors and the applicable NASDAQ listing standards, and currently is a member of the following Committees of the Board of Directors:
•Audit Committee; and
•Science and Technology Committee (Chairman)

Continuing Directors’ Biographies and Director Qualifications

Robert G. Paul

Biography

Mr. Paul has been a director of Comtech since March 2007. He previously served on the boards of directors of Kemet Corporation, Rogers Corporation and Andrew Corporation. He was the Group President, Base Station Subsystems, for Andrew Corporation from 2003 to 2004. Mr. Paul was the President and Chief Executive Officer of Allen Telecom Inc. from 1989 to 2003. He also served in various other capacities at Allen Telecom, which he joined in 1970, including Chief Financial Officer.

Director Qualifications

Mr. Paul has significant experience leading a multinational public corporation whose performance, like Comtech’s, is largely driven by technological innovation and product research and development. Those leadership experiences and his service as a director of other public companies are significant assets to the Company.

Mr. Paul meets the independence guidelines established by the Board of Directors and the applicable NASDAQ listing standards, qualifies as an audit committee financial expert as defined by SEC rules, and currently is a member of the following Committees of the Board of Directors:
•Audit Committee; and
•Nominating and Governance Committee (Chairman)

2020 Proxy Statement 11

STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Lawrence J. Waldman

Biography

Mr. Waldman has been a director of Comtech since August 2015. He serves as a member of the board of directors and Lead Independent Director of APYX Medical, a member of the board of directors of CVD Equipment Corp. and, through October 21, 2018, was a member of the board of directors of Northstar/RXR Metro Income, Inc. Mr. Waldman also serves as the Chairman of the Supervisory Committee of Bethpage Federal Credit Union. Mr. Waldman was the Managing Partner of the Long Island office of KPMG LLP from 1994 through 2006, the accounting firm where he began his career in 1972. Mr. Waldman served in several managerial and accounting positions with other accounting firms until 2016.

Since May 2016, Mr. Waldman has served as Senior Advisor at First Long Island Investors, LLC, a wealth management firm. Mr. Waldman is currently Chairman of the board of directors of the Long Island Association and a member of the boards of directors of the Long Island Angel Network and the Advanced Energy Research Center at Stony Brook University.

Mr. Waldman is a certified public accountant in New York State. He is a member of the American Institute of Certified Public Accountants and the New York State Society of CPAs. Mr. Waldman holds a Bachelor of Science and a Master of Business Administration from Hofstra University in Hempstead, New York.

Director Qualifications

Mr. Waldman has significant experience leading public accounting firms, and his extensive experience as a member of a variety of business, industry and civic boards allows him to bring a diverse perspective to our Board.

Mr. Waldman meets the independence guidelines established by the Board of Directors and the applicable NASDAQ listing standards, qualifies as an audit committee financial expert as defined by SEC rules, and currently is a member of the following Committees of the Board of Directors:
•Audit Committee (Chairman);
•Executive Compensation Committee; and
•Executive Committee

Fred Kornberg (Chairman and Chief Executive Officer)

Biography

Mr. Kornberg currently serves as Chairman of the Board and Chief Executive Officer. Prior to that, he was Chief Executive Officer and President of the Company since 1976. He was the Executive Vice President of the Company from 1971 to 1976 and the General Manager of the telecommunications transmission segment.

Director Qualifications

Mr. Kornberg brings to his director role deep knowledge of the Company’s history, strategies, technologies and culture. His experience leading the Company’s management and the depth of his knowledge of our business enable him to provide valuable leadership on complex business matters that we face on an ongoing basis. Mr. Kornberg has been the driving force behind the Company’s continuous efforts in technological innovation and operational excellence to achieve market leadership and generate long-term stockholder value. Mr. Kornberg has been a director of Comtech since 1971 and is currently a member of both the Executive Committee and the Science and Technology Committee of the Board of Directors.

2020 Proxy Statement 12

STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Edwin Kantor (Lead Independent Director)

Biography

Mr. Kantor has been a director of Comtech since 2001 and Lead Independent Director commencing in 2011. He currently serves as Executive Director of S2K Financial LLC, a Private Equity Firm. Previously, he was Vice Chairman of Investment Banking with Cantor Fitzgerald & Co. from 2009 to 2012 and was Chairman of BK Financial Services LLP from 2002 to 2009. He served as Co-Chief Executive Officer of TPB Financial Services and was Co-Chairman and Co-Chief Executive Officer of HCFP/Brenner Securities from 1999 to 2001. He was Vice Chairman of Barington Capital Group from 1993 to 1999. Prior to joining Barington, Mr. Kantor spent 37 years in the securities industry with Drexel Burnham Lambert and its predecessor firms, where he held various positions, including serving as the firm's Vice Chairman.

Director Qualifications

Mr. Kantor brings his distinguished career in the financial services industry and a deep understanding of the public capital markets to his director role. His background and acumen enable him to make a valuable contribution to the Board’s oversight of Comtech’s capital structure and finances. As the former Vice Chairman of Investment Banking with Cantor Fitzgerald & Co. and current Executive Director of S2K Financial LLC, Mr. Kantor brings to us emerging and evolving knowledge related to strategic planning, capital raising, mergers and acquisitions and economic analysis.

Mr. Kantor meets the independence guidelines established by the Board of Directors and the applicable NASDAQ listing standards, and currently is a member of the following Committees of the Board of Directors:

•Nominating and Governance Committee;
•Executive Compensation Committee; and
•Executive Committee

Our Other Current Executive Officers (listed in alphabetical order)

Michael A. Bondi

Biography

Mr. Bondi has been Chief Financial Officer of Comtech since October 2018. Prior to that, he served as Vice President, Controller of Comtech since January 2004. Prior to joining Comtech, Mr. Bondi served as Assistant Controller at EDO Corporation, which designed and manufactured products for defense, intelligence and commercial markets and provided related engineering and professional services. Prior to his experience at Comtech and EDO, Mr. Bondi worked at the accounting firm, KPMG LLP, from September 1993 to September 2002. As a Senior Manager at KPMG LLP, Mr. Bondi served a variety of public and private companies primarily in the technology and defense markets. Mr. Bondi is a certified public accountant in New York State and holds a Bachelor of Business Administration in Accounting from Hofstra University.

2020 Proxy Statement 13

STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Michael D. Porcelain

Biography

Mr. Porcelain has served as Chief Operating Officer of Comtech since October 2018 and as President since January 2020. He previously served as the Company's Chief Financial Officer from 2006 to 2018, and as Vice President of Finance and Internal Audit of Comtech from 2002 to 2006. Prior to joining Comtech, Mr. Porcelain was Director of Corporate Profit and Business Planning for Symbol Technologies, a mobile wireless information solutions company, where he was employed from 1998 to 2002. Previously, he spent five years in public accounting holding various positions, including Manager in the Transaction Advisory Services Group of PricewaterhouseCoopers. Since 1998, he has owned and operated The Independent Adviser Corporation, a privately held company which holds the rights to use certain intellectual properties and trademarks (including various Internet websites) related to the financial planning and advisory industry.

Yelena Simonyuk

Biography

Ms. Simonyuk joined the Company as Managing Counsel in May 2019. Prior to that, she was a senior attorney at the law firm of Proskauer Rose LLP, which she joined in 2002. At Proskauer, Ms. Simonyuk provided general counsel and in-house counsel services for public companies in the communications technology, consumer goods and medical supplies industries, and represented public and private companies in a broad range of corporate, commercial, regulatory, compliance and litigation matters. Ms. Simonyuk received her JD from Duke University School of Law.

Nancy M. Stallone

Biography

Ms. Stallone has been Vice President of Finance at Comtech since 2006 and Corporate Secretary since 2016. Prior to joining Comtech, Ms. Stallone served in key leadership financial positions including Vice President, Internal Audit at Atkins Nutritionals, Inc. and Chief Financial Officer of North America for Techpack America, Inc., a division of Albéa Group, a global packaging manufacturer and wholesaler. Previously Ms. Stallone was Senior Manager at the accounting firm, Deloitte & Touche LLP, where she served a number of public and private companies. Ms. Stallone is a certified public accountant in New York State and holds a Bachelor of Science in Accounting from Long Island University and an Executive MBA from St. Joseph's College, where she previously served as an adjunct professor in accounting.

The Board’s Oversight Role

Our Board of Directors oversees the management of our business, in accordance with Delaware General Corporation Law and our Certificate of Incorporation and By-Laws. Members of our Board of Directors are kept informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them, and by participating in regular and special meetings of our Board of Directors and its committees. The Board and its committees also confer, as needed, with independent financial, executive compensation and other advisors. In addition, to promote open discussion among our non-employee directors, those directors meet in scheduled executive sessions without the participation of any member of management, including our CEO.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our Governance Policies and Guidelines

Our Board of Directors has adopted Corporate Governance Policies and Guidelines. These policies and guidelines, in conjunction with the Company’s Certificate of Incorporation and By-Laws, and the charters of the committees of the Board of Directors, form the framework for the governance of the Company.

The following is a summary of the key components of our Corporate Governance Policies and Guidelines (which can be found on our web site at http://www.comtechtel.com/management-team/board-of-directors):

•Directors should have high professional and personal ethics and values and should have experience in areas of particular significance to the long-term creation of stockholder value.

•Directors must have sufficient time to carry out their duties and limit their service on public company boards to no more than four (inclusive of the Company).

•Each member of our Board of Directors must, at all times, exhibit high standards of integrity and ethical behavior and adhere to our Standards of Business Conduct. We require directors as well as employees to certify in writing on an annual basis that they have read and will abide by such standards. In addition, Directors must avoid any conflict between their own interests and the interests of the Company in dealing with suppliers, customers, and other third parties, and in the conduct of their personal affairs.

•Unless requested by the Board of Directors to remain, an employee director is expected to resign from the Board of Directors at the time employment terminates.

•The Board of Directors shall hold executive sessions of independent directors as necessary, but at least once a year.

•The Board of Directors shall regularly consider succession plans addressing the potential resignation or unavailability of our CEO and shall regularly consider and discuss with our CEO his plans addressing the potential resignation or unavailability of the executive officers reporting to our CEO. These plans are discussed by the Board of Directors at least annually.

•Directors are encouraged to talk directly to any member of management regarding any questions or concerns the directors may have. Members of senior management, as appropriate, can attend Board meetings, if invited.

•The Board of Directors and each committee of the Board has the authority to retain and discharge independent advisors as the Board of Directors and any such committee deems necessary, including the sole authority to approve the advisors’ fees.

•The Board of Directors and each committee conducts a self-evaluation annually. The Nominating and Governance Committee oversees each such annual self-evaluation.

•Non-employee directors are required to hold an equity ownership interest in Company stock with a market value of at least six times their respective annual cash retainer. Our CEO is required to hold an equity ownership interest in Company stock with a market value of at least six times his annual base salary. All other executive officers are required to hold an equity ownership interest of at least 20,000 shares or shares with a market value of at least two times their respective annual base salary, whichever is less. Until applicable equity ownership guidelines are met, non-employee directors and executive officers are required to hold any shares received from the exercise of stock options or the delivery of shares pursuant to a restricted stock-based award or similar awards issued in fiscal 2011 or later, less the number of shares used for the payment of any related exercise price and applicable taxes.

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•The Audit Committee of the Board of Directors maintains guidelines for the review, approval or ratification and disclosure of “related person transactions” as defined by SEC rules.

•The Chairperson of the Nominating and Governance Committee (and if different, our Lead Independent Director) shall receive copies of stockholder communications directed to non-management directors.

Independent Directors

Our Board of Directors has a long-standing commitment to sound and effective corporate governance, the foundation of which is our Board’s policy that a substantial majority of our directors should be independent. We have only one director who is an employee of the Company (our Chairman of the Board, Mr. Fred Kornberg, who is also our CEO).

Our Board of Directors has determined that each of our six other directors has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each otherwise meets the independence requirements of the NASDAQ.

Executive sessions of the independent directors occur without the presence of the CEO. The Board believes that executive sessions of the independent directors and the existence of a Lead Independent Director play important roles in the governance structure of Comtech.

In fiscal 2020, the independent directors held four executive sessions. These sessions included discussion on a wide range of strategic matters.

Board Leadership Structure

The Chairman of the Board is Fred Kornberg. As CEO, Mr. Kornberg is responsible for general oversight of our businesses and the various executive management teams that are responsible for our day-to-day operations, and he is accountable directly to the full Board of Directors. As Chairman, Mr. Kornberg’s in-depth knowledge of our Company’s strategic priorities and operations enables him to facilitate effective communication between management and the Board and see to it that key issues and recommendations are brought to the attention of the Board. Our Board believes that, in light of our two complementary business segments, this streamlined leadership structure is currently appropriate for our Company as it enhances the ability of our business segments to operate flexibly to maximize responsiveness to our customers.

Edwin Kantor serves as our Lead Independent Director. As Lead Independent Director, Mr. Kantor presides at meetings of the Board in the absence, or upon the request, of the CEO; presides at executive sessions of the independent directors with authority to call additional executive sessions or meetings of the independent directors (and communicating with our CEO, as appropriate, concerning matters arising from such executive sessions); approves Board meeting dates and agendas, as well as certain information packages provided to directors, and in consultation with the CEO, recommends matters for the Board to consider; serves as a liaison between independent directors and the members of senior management; and evaluates, along with the members of the Executive Compensation Committee of the Board, the performance of the Company’s CEO.

We believe our overall Board leadership structure allows the Board to appropriately perform its oversight functions.

2020 Proxy Statement 16

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Committees of the Board of Directors

Oversight
In connection with its oversight responsibilities, the Board of Directors has established certain committees, including the Audit Committee, Nominating and Governance Committee, Executive Compensation Committee, and the Science and Technology Committee, which periodically assess the various significant risks that we face. These risks include financial, competitive, operational, compensation-related and technological risks. Any such risk oversight that is not specifically assigned to a Committee comes within the purview of the Audit Committee. The Executive Compensation Committee is responsible for reviewing and assessing potential risk arising from the Company’s compensation policies and practices. The Board (and its various Committees) administers its risk oversight responsibilities through our CEO, COO and our CFO who, together with our other NEOs and other management of the Company’s operating subsidiaries, review and assess the operations of the businesses as well as management's identification, assessment and mitigation of the material risks affecting our operations. The Board (and its various Committees) also periodically engages outside advisors who help assess risk.

Nominating and Governance
The Nominating and Governance Committee is responsible for, among other things, identifying and evaluating candidates for election as members of our Board of Directors and reviewing matters concerning corporate governance policy, including responding to any stockholder concerns about corporate governance, the Board of Directors and committee self-evaluations that are performed annually.

In seeking and evaluating prospective members of our Board of Directors, our Nominating and Governance Committee considers the nature and scope of our business activities and the capacity of our Board of Directors to provide oversight and positive contributions in areas of particular significance to the long-term creation of stockholder value. Areas of experience and capability that our Nominating and Governance Committee particularly believes should be represented on our Board of Directors include operational, financial reporting, finance, governance, and technology expertise and experience related to our business.

The Nominating and Governance Committee identifies nominees first by evaluating the current members of the Board of Directors willing to continue in service. If any member of the Board does not wish to continue in service, or if the Nominating and Governance Committee or the Board of Directors decides not to re-nominate a member for re-election, the Nominating and Governance Committee will identify the required skills, background and experience of a new nominee, taking into account prevailing business conditions, and will source relevant candidates and present candidates to the Board of Directors. In connection with the identification of possible new directors, the Nominating and Governance Committee seeks diversity of professional experience, education, skill, gender, race, ethnic or national origin, age and other qualities and attributes as compared to the current Board members. These factors are important as a diverse Board can provide different perspectives to Board discussions and decisions. As such, when an open position of the Board is available, the Board is committed to having a diverse selection of candidates prior to the selection of the final candidate.

In evaluating director candidates, the Nominating and Governance Committee generally considers the following factors:

•our needs in relation to the particular competencies and experience of our other directors;

•the knowledge, skills and diverse backgrounds of candidates in relation to Comtech's future growth;

•familiarity with our business and businesses similar or analogous to ours; and

•financial acumen and corporate governance experience.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our Nominating and Governance Committee also believes that individual candidates should demonstrate high levels of commitment, adequate availability to actively participate in our Board of Directors’ affairs, and high levels of integrity, ethics and sensitivity to current business and corporate governance trends. Before recommending a candidate to our Board of Directors, all members of our Nominating and Governance Committee will participate in interviews with the candidate and our Nominating and Governance Committee will seek to arrange meetings between the candidate and other members of our Board of Directors. Candidates are typically identified by our Board of Directors, including with the assistance of a global search firm experienced in director candidate searches. Our Nominating and Governance Committee will consider individuals recommended by stockholders. A stockholder who wishes to recommend a candidate for consideration by the Nominating and Governance Committee should do so in writing addressed to the Nominating and Governance Committee Chairman at Comtech Telecommunications Corp., 68 South Service Road, Suite 230, Melville, NY 11747. Candidates recommended by stockholders will be considered according to the same standards of perceived Comtech need and potential individual contribution as are applied to candidates from other sources.

In connection with our Board of Directors' decision to expand the Board in fiscal 2020, the Nominating and Governance Committee had a desire to increase the diversity of the Board. Based on its consideration of the needs of our Board and our Board's commitment to diversity of professional experience, education, skill, gender, race, ethnic or national origin, age and other qualities and attributes as compared to the current Board members, in March 2020, the Nominating and Governance Committee recommended to the Board the election of Lisa Lesavoy, and the Board of Directors unanimously elected Ms. Lesavoy as a Director. Ms. Lesavoy was recommended to the Nominating and Governance Committee as a Board member candidate by Fred Kornberg.

Ms. Lesavoy has been nominated for re-election at the fiscal 2020 annual meeting of stockholders. Ms. Lesavoy is the first female in Comtech's history to join the Board of Directors and brings a diversity of views to the Board's discussions and decisions related to business strategies, risk mitigation frameworks and other aspects of oversight.

Our Board of Directors has determined that each member of our Nominating and Governance Committee meets the independence requirements of NASDAQ. Our Nominating and Governance Committee’s Charter and our Corporate Governance Policy and Guidelines are available on our website at www.comtechtel.com, under the link for “Board of Directors” in the “Investor Relations” section. During fiscal 2020, our Nominating and Governance Committee held four meetings.

Audit
Our Audit Committee functions include engaging and discharging our independent registered public accounting firm, and approving services to be performed by such firm and related fees; directing, as necessary, investigations into accounting, finance and internal control matters; reviewing the plan and results of audits with our independent registered public accounting firm; overseeing our internal audit function; reviewing with management our internal accounting controls; and evaluating related party transactions.

Our Board of Directors has determined that all members of our Audit Committee are qualified to be members of the Committee in accordance with NASDAQ requirements and meet the independence criteria set forth in the rules of the SEC. Our Board of Directors has determined that each of Messrs. Paul and Waldman and Ms. Lesavoy qualifies as “audit committee financial experts,” as defined by SEC rules, based on their education, background and experience.

Our Audit Committee’s Charter is available on our website at www.comtechtel.com under the link for “Board of Directors” in the “Investor Relations” section. During fiscal 2020, our Audit Committee held six meetings.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Executive Compensation
Our Executive Compensation Committee (referred to throughout this Proxy Statement by name or by “ECC”) of our Board of Directors considers and authorizes remuneration arrangements for our executive officers. The ECC also constitutes our Stock Option Committee which administers our stock incentive plan. The ECC determines the terms of performance-based awards for our executive officers and negotiates the terms of any employment-related agreements with our executive officers. In addition, the ECC monitors the aggregate share usage under our stock incentive programs and potential dilution of our equity-based programs, except with respect to the application of our Company’s 2000 Stock Incentive Plan to non-employee directors.

From time to time, the ECC retains executive compensation consulting firms to advise and assist it with respect to certain executive and director compensation matters. The ECC has utilized Arthur J. Gallagher & Co. (“Gallagher & Co.”), an independent executive compensation consulting firm, to assist them on certain compensation matters. The ECC has the sole authority to set Gallagher & Co.’s compensation and/or to terminate its services. Gallagher & Co. provides no other services to Comtech, other than those relating to executive and director compensation. The ECC has determined that Gallagher & Co. has no conflict of interest and is independent in its role as compensation consultant to the ECC.

The ECC often requests our CEO, COO and CFO to be present at meetings where executive compensation and corporate and individual performance are discussed and evaluated by the ECC or the Board of Directors. At these meetings and at other times, these executives provide insight, suggestions and recommendations, as requested by the ECC, regarding executive compensation matters. The ECC also meets with our CEO to discuss his respective compensation package and his recommendations for other executives. Ultimately, decisions regarding compensation for our NEOs are made by the ECC.

Only ECC members can vote on decisions made regarding executive compensation, and these votes generally take place during the “executive session” portion of the ECC meetings, when members of management are not present.

Our Board of Directors has determined that each member of the ECC meets the independence requirements of NASDAQ. The ECC’s Charter is available on our website at www.comtechtel.com under the link for “Board of Directors” in the “Investor Relations” section. The ECC held six meetings during the past fiscal year.

Science and Technology
Our Science and Technology Committee was established during fiscal 2017 to assist the Board of Directors with respect to its general oversight of significant scientific and technological aspects of the Company's businesses and operations. The Committee's functions include reviewing the Company's overall technology strategy and effectiveness of its research, development and manufacturing programs; scientific and technological aspects of new product development; receiving management reports on emerging science and technology issues that may impact the Company's overall business strategy; and reviewing the science and technology aspects of significant business development opportunities.

Our Board of Directors has determined that all members of our Science and Technology Committee are qualified to be members of the Committee based on their scientific and technological backgrounds and experience. The Committee Charter is available on our website www.comtechtel.com under the link for "Board of Directors" in the "Investor Relations" section. During fiscal 2020, our Science and Technology Committee held two meetings.

Executive
Except as limited by law, our Executive Committee has the authority to act upon all matters requiring Board of Directors approval. In practice, our Executive Committee has been tasked, when necessary, with finalizing the logistics and administrative tasks associated with decisions that have been vetted by the full Board of Directors. During fiscal 2020, the Executive Committee did not hold any meetings.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Attendance

Our Board of Directors has adopted a policy which encourages directors, if practicable and time permitting, to attend our annual meetings of stockholders, either in person, by telephone or by other similar means of live communications (including video conference or webcast). All incumbent directors, who were serving as directors at the time, attended our Fiscal 2019 Annual Meeting of Stockholders in person.

Our Board of Directors held fourteen meetings during fiscal 2020, including regularly scheduled and special meetings.

During fiscal 2020, all of our incumbent directors attended more than 97% of the meetings held by the Board of Directors and all committees on which they served.

Environmental, Social and Other Governance

Environmental, Sustainability and Health and Safety
As part of our sustainable business model, environmental responsibility is a focus for Comtech. We incorporate environmentally sound business practices and an efficient use of materials across our technological innovation and manufacturing operations and foster environmental awareness among our employees, customers, suppliers and other key stakeholders to help protect our planet. We have implemented energy savings at existing locations, such as the conversion from fluorescent to LED lighting at our Melville manufacturing facility and initiated the implementation of a project to move and consolidate certain of our operations into new and more efficient and sustainable locations.

To support our long-term business goals, in September 2020, we signed a 15-year lease for a facility in Chandler, Arizona that includes two green initiatives: installing a new chilled water facility to replace a much older and less energy efficient one and replacing all of the lighting with energy-efficient LED lighting.

We have entered into a new lease in Wollongong, Australia which will reduce our office footprint from 7,707 square feet down to 2,206 square feet. As part of the office move, we are also consolidating development labs and other IT systems through virtualization and offloading workloads into our development cloud system. This will allow us to reduce the data closet footprint from over 20 racks of equipment down to 3 racks of equipment, which in turn utilizes much less power and cooling to support the remaining workloads.

Social and Workplace Policies
Commitment to excellence is fundamental to the philosophy of Comtech. This commitment to excellence means that our management and employees share a common set of objectives and benefit from the achievement of those objectives.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
•Standards of Business Conduct - We have adopted a written Standards of Business Conduct that applies to our Board of Directors, principal executive officer, principal financial officer, principal accounting officer, controller and to all our other employees. These standards are a guide that set our "tone at the top" and help ensure compliance with our high ethical standards. A copy of the Standards of Business Conduct is maintained on our website at www.comtechtel.com, under the link “Investor Relations.” We have a long-standing reputation for lawful and ethical behavior, a reputation to which our employees and customers, both past and present, have contributed since our beginning. Our reputation is one of our most important assets and so we continue to expand our business on the basis of integrity and trust by upholding ethical standards in all of our activities. These standards apply to all of the Company’s activities in every market that it serves. We expect all our employees and directors to perform their work with honesty, truthfulness, and integrity, and we strive to do business with customers and suppliers of sound business character and reputation. Our Standards of Business Conduct reinforce the Company’s ethical climate and provide basic guidelines. Our Board of Directors monitors the Company’s adherence to our Standards of Business Conduct and oversees the Company's performance in ethical business practices, diversity, inclusion, sustainability and employee health and safety. Comtech’s Standards of Business Conduct defines how we conduct business by providing guidance for situations in which ethical issues may arise. For example, corrupt activities such as bribery is strictly prohibited, while reporting is encouraged through our anonymous third-party OpenLine reporting system. All employees receive training when they start and then annually all employees are required to complete the Standards of Business Conduct certification training. To reinforce and align our executives to such policies, a portion of the operational performance component of our annual incentive compensation program for executives has been tied to satisfying goals of compliance and ethical behavior. We intend to post on our website, as required, any amendment to, or waiver from, any provision in our Standards of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the SEC.

•Diversity - With employees and contractors spanning the world, we endeavor to build a diverse workforce to better support our global customer base. We recruit our employees based on their individual skills, qualifications and experience, treating them with respect and dignity. We believe in everyone taking responsibility for, and working together to contribute to, Comtech’s success.

•Harassment-Free Workplace - We are committed to providing a fair and harassment-free working environment. We expect that all relationships among persons in the workplace will be businesslike and free of unlawful bias, prejudice and harassment. It is our policy to promote equal employment opportunities without discrimination or harassment on the basis of race, color, national origin, religion, sex, age, disability, or any other status protected by law. We prohibit and will not tolerate any such discrimination or harassment. Employees are required to read, understand and comply with our nondiscrimination and anti-harassment policies and to promote full compliance, from time to time, employees may be required to attend training.

•Whistleblower Policy - Honesty and integrity are integral to Comtech’s ability to successfully manage and operate our business. We look to our employees to participate in upholding those ideals, by informing management of situations which they believe in good faith violate our Standards of Business Conduct. In order to encourage employees to actively participate in maintaining these ideals, Comtech provides a safe method for the good faith reporting of concerning or questionable activity. The policy provides several alternatives for employees to make reports, including contacting his or her immediate supervisor, local Human Resources Director, local Subsidiary President or the Company’s Corporate Compliance Officer, or by anonymously reporting either by telephone or through a web-based hotline managed by an outside service. Comtech is committed to fairly investigating any allegations made under the whistleblower policy and taking whatever corrective action is determined to be necessary as a result of such an investigation.

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•Social Responsibility - Given social trends and global initiatives to both monitor and reduce a company’s impact on the environment and to ensure workplace sustainability, health and safety, our Board of Directors is fully committed to a policy of compliance with all such applicable rules and regulations. To that end, our Board will periodically assess the need for the establishment of other Board level committees. We believe we have a successful track record of maintaining compliance with the various global environmental standards and initiatives that are applicable to our business segments.

Health, Safety and Comtech in the Community
Although we are deemed an essential business by the U.S. government, for the safety of our employees, customers, partners, suppliers and directors, due to the COVID-19 pandemic, we have implemented remote working arrangements, curtailed most business travel, and established social distancing safeguards at our facilities. We expect that such precautions will remain in effect for as long as government advisories recommend.

As part of our company-wide commitment to give back to our communities, our Location Technologies group collaborated with a number of leading mobile network operators to support unprecedented demand for Short-Messaging Service (“SMS”) text messaging to help keep Americans connected during the COVID-19 pandemic. In alignment with the FCC’s “Keep Americans Connected Pledge,” Comtech worked with its mobile network operator partners to provide ongoing and additional access to SMS text messaging, ensuring that Americans did not lose their mobile connectivity as a result of these exceptional circumstances. As an essential company, our employees are literally working around the clock supporting the millions of Americans staying home, social distancing and communicating online with health care providers, essential professionals, family, and friends. Comtech’s Busy Hour Short Messages, or BHSM, a measure of the number of messages during busy hour, increased to over 400 million messages per hour during the months of March and April 2020, which represents an increase of nearly twice the normal usage. We are committed to doing everything necessary to combat the effects of this virus and its hardship on our nation’s citizens and provisionally waived, for a period of six months from January 1, 2020 through June 30, 2020, overage fees for our partners whose end customers have exceeded their SMS usage due to the coronavirus pandemic. More than ever, we know our technologies are of critical importance and we will work with our partners to support our customers.

Communications with Our Board of Directors

Stockholders may communicate with our Board of Directors, our Lead Independent Director or any other individual director by writing to us at Comtech Telecommunications Corp., Attention: Corporate Secretary, 68 South Service Road, Suite 230, Melville, NY 11747.

2020 Proxy Statement 22

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Compensation
Table of Director Compensation for Fiscal 2020 (1)

Name	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards (4)	All Other Compensation	Total
Edwin Kantor	$87,500	$120,000	$82,800	-	$290,300
Ira S. Kaplan	70,000	120,000	82,800	-	272,800
Lisa Lesavoy (3)	32,500	252,000	-	-	284,500
Robert G. Paul	67,500	120,000	82,800	-	270,300
Dr. Yacov Shamash	67,500	120,000	82,800	-	270,300
Lawrence J. Waldman	80,000	120,000	82,800	-	282,800

(1)Fred Kornberg, our Chairman and CEO, is not included in this table because he receives no separate compensation for his services as director.

(2)These amounts represent the aggregate grant date fair value of restricted stock or restricted stock units granted on August 4, 2020 (i.e., shortly after the end of fiscal 2020) in respect of services performed during fiscal 2020, which was calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). Assumptions used in the calculation of these amounts are discussed in Note 11 to our consolidated audited financial statements for the fiscal year ended July 31, 2020, included in our Annual Report on Form 10-K filed with the SEC on September 29, 2020. At that date, each of our directors received 7,195 shares of restricted stock and, in the case of Ms. Lesavoy, restricted stock units, each with a grant date fair value of $16.68.

(3)Ms. Lesavoy was appointed to the Board of Directors on March 3, 2020. In addition to the August 4, 2020 stock awards discussed in (2) above, upon becoming a director, Ms. Lesavoy was granted 1,786 restricted stock units with a grant date fair value of $27.73, representing her pro-rata annual non-employee director equity award and, on May 28, 2020, Ms. Lesavoy was granted an additional 4,631 restricted stock units with a grant date fair value of $17.88. The May grant of restricted stock units was in lieu of options, as the 2000 Stock Incentive Plan provides that any non-employee Director who has not yet satisfied the ownership requirement under the Ownership Guidelines shall be automatically granted restricted stock units in lieu of stock options. The grant date fair value for these awards was calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts is discussed in Note 11 to our consolidated audited financial statements for the fiscal year ended July 31, 2020, included in our Annual Report on Form 10-K filed with the SEC on September 29, 2020.

(4)The amounts shown in this column represent the grant date fair value of stock option awards granted to the directors, other than Ms. Lesavoy, on May 28, 2020. The grant date fair value for these awards was calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts is discussed in Note 11 to our consolidated audited financial statements for the fiscal year ended July 31, 2020, included in our Annual Report on Form 10-K filed with the SEC on September 29, 2020. Each director, other than Ms. Lesavoy, received 15,000 stock options with an exercise price of $17.88 per share, which was equal to the closing market price per share of our Common Stock on the date of grant. At July 31, 2020, non-employee directors each held outstanding stock options as follows: Mr. Kantor 30,000; Mr. Kaplan 30,000; Mr. Paul 22,500; Dr. Shamash 15,000; and Mr. Waldman 28,890. Ms. Lesavoy did not hold any stock options at July 31, 2020. At July 31, 2020, Messrs. Kantor and Kaplan each held 5,885 unvested restricted stock units; Messrs. Paul and Waldman and Dr. Shamash each held 3,289 unvested restricted stock units and 6,898 unvested shares of restricted stock; and Ms. Lesavoy held 6,417 unvested restricted stock units.

Commencing with calendar year 2020, the grant date fair value for the annual equity award for each director was increased from $120,000 to a maximum amount of $220,000. For calendar year 2020, the total grant date fair value for the annual equity award for each director was set at $202,800, of which each director received the first installment of $82,800 on May 28, 2020 and the second and final installment of $120,000 on August 4, 2020.

2020 Proxy Statement 23

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Each director received cash for services based on their applicable annual retainer and fees for committees on which they served as outlined in the table below (and with respect to Ms. Lesavoy, pro-rated for the time she was a director). Annual cash retainers are paid quarterly. Directors may elect to receive fully-vested stock units in lieu of cash retainer amounts. No meeting fees are paid. Directors are reimbursed reasonable expenses for attending meetings.

For fiscal 2020, cash fees for service as a director were as follows:

	$	Edwin Kantor	Ira S. Kaplan	Lisa Lesavoy	Robert G. Paul	Dr. Yacov Shamash	Lawrence Waldman
Director’s Annual Retainer	50,000	✓	✓	✓	✓	✓	✓
Lead Independent Director Retainer	30,000	✓
Committee Chair Fees
Audit Committee	25,000						✓
Executive Compensation Committee	15,000		✓
Nominating and Governance Committee	7,500				✓
Science and Technology Committee	7,500					✓
Committee Member Fees
Audit Committee	10,000			✓	✓	✓
Executive Compensation Committee	5,000	✓		✓			✓
Nominating and Governance Committee	2,500	✓	✓
Science and Technology Committee	2,500		✓

Restricted stock units and restricted stock granted to non-employee directors prior to July 31, 2019 have a vesting period of three years, with 25% of such award vesting on each of the first and second anniversaries of grant, and 50% vesting on the third anniversary of grant, subject to accelerated vesting upon death of the director or a change-in-control of the Company. Restricted stock units and restricted stock granted to non-employee directors after July 31, 2019 have a vesting period of five years, with 20% of the units or shares subject to the award vesting on each of the first five anniversaries of the grant date, subject to accelerated vesting upon the death of the director or a change-in-control of the Company. Restricted stock units are convertible into shares of Common Stock on a one-for-one basis, generally at the time of termination of service as a director, or earlier in certain circumstances. Stock options granted to non-employee directors during fiscal 2020 have a vesting period of five years, with 20% of the options subject to the award vesting on each of the first five anniversaries of the grant date, subject to accelerated vesting upon the death of the director or a change-in-control of the Company.

2020 Proxy Statement 24

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Discussion and Analysis

The Executive Compensation Committee ("ECC") determines the compensation of all our executive officers. The ECC is responsible for reviewing and assessing potential risk arising from the Company’s compensation policies and practices. Each year, in conjunction with management, the ECC conducts a risk assessment of the Company’s compensation policies and practices to ascertain any potential material risks that may be created by the policies and practices. The ECC considered the findings of the assessment and concluded that the Company’s compensation programs and practices are aligned with the interests of our shareholders, appropriately reward pay for performance, and do not promote excessive or imprudent risk-taking. This compensation discussion and analysis (“CD&A”) focuses on our Named Executive Officers (“NEOs”) and should be read in conjunction with the “Summary Compensation Table” and other compensation tables in this Proxy Statement.

For fiscal 2020, our Named Executive Officers are:

Name	Principal Position
Fred Kornberg	Chairman and CEO
Michael D. Porcelain	President and Chief Operating Officer
Michael A. Bondi	Chief Financial Officer
John Branscum	Former Senior Vice President and Former President, Comtech EF Data Corp. and Comtech Xicom Technology, Inc.
Yelena Simonyuk	Managing Counsel
Nancy M. Stallone	Vice President of Finance and Corporate Secretary

Overview

Our executive compensation program is based on a "pay-for-performance" philosophy, providing incentives and appropriate rewards to our executives to formulate and execute business plans that achieve long-term success and build stockholder value. To achieve these goals, the ECC has established and implemented the following significant features of our executive compensation program:

Performance-based target total pay opportunity based on pre-established goals
•Setting total direct compensation targets for each NEO;
•Setting annual non-equity incentive award opportunities based on targeted dollar amounts for each NEO, with pre-specified payout opportunities;
•Requiring that a minimum of 70% of a given financial goal established for our annual non-equity incentive awards be met before any payout may be made in respect of that goal; and
•Granting long-term performance shares (often referred to as performance-based restricted stock units) with challenging three-year performance goals for Adjusted EBITDA (a non-GAAP measure) and net sales.

Good governance provisions and alignment with shareholders
•No Internal Revenue Code Section 280G tax “gross-up” entitlements for our NEOs;
•Maintain mandatory equity ownership guidelines for both NEOs and non-employee directors;
•Pay significant portions of annual incentives in share units to further align the interests of executives with the interests of stockholders; and

2020 Proxy Statement 25

COMPENSATION DISCUSSION AND ANALYSIS
•Recoupment measures (often referred to as a “clawback” policy) - in addition to the requirement of the CEO and CFO to reimburse certain equity-based and non-equity based compensation under the Sarbanes-Oxley Act of 2002 in the event of certain accounting restatements, the Company has in place certain additional measures for the recoupment of incentive compensation which are discussed below under "Compensation and Discussion Analysis - Recoupment Policy."

The ECC introduced these features after considering stockholder feedback, which included an expressed desire to see a greater portion of compensation paid to, or earnable by, our NEOs in the form of variable compensation tied to our financial performance.

The ECC believes that our executive compensation program has played an important role in incentivizing our NEOs to guide our company to success. The ECC also believes that our NEOs' skills and experience are critical and will drive long-term total stockholder returns. Our stockholders have in the past seven years supported our say-on-pay proposals by votes that exceeded 90.0% of votes cast, a strong endorsement of our executive compensation program.

In determining financial and personal performance goals and award opportunities at the beginning of fiscal 2020, the ECC established targets intended to motivate our executive officers to achieve strong results and that it deemed to be challenging “stretch” goals at target.

Fiscal 2020 indeed proved to be a challenging year for us. Although we had a good start to the fiscal year, the outbreak of the coronavirus disease 2019 ("COVID-19"), which was declared a pandemic by the World Health Organization, caused a sudden and unexpected deterioration in macroeconomic and business conditions. The impact of COVID-19 on our customers resulted in significant order delays and lower net sales for us as compared to our original business outlook for the year. We achieved the following in fiscal 2020:

•Net sales for fiscal 2020 were $616.7 million.

•Bookings for fiscal 2020 were $584.4 million, with a company-wide book-to-bill ratio (a measure defined as bookings divided by net sales) of 0.95.

•Backlog as of July 31, 2020 was $620.9 million. The total value of multi-year contracts that we have received, but which have not been funded, and therefore not included in backlog, represent substantial additional future value. For a definition and explanation of how we calculate "backlog," see pages 11-12 of our Fiscal 2020 Annual Report on Form 10-K, in the section entitled "Item 1. Business - Backlog," filed with the SEC on September 29, 2020.

•GAAP operating income for fiscal 2020 was $15.2 million and GAAP net income was $7.0 million, or $0.28 per diluted share.

•Adjusted EBITDA (a non-GAAP measure) was $77.8 million in fiscal 2020, or 12.6% of net sales. For a definition and explanation of how "Adjusted EBITDA" is calculated, see pages 65-66 of our Fiscal 2020 Annual Report on Form 10-K, in the section entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Comparison of Fiscal 2020 and 2019 - Adjusted EBITDA,” filed with the SEC on September 29, 2020.

•We generated cash flows from operating activities of $52.8 million in fiscal 2020, reduced our total debt outstanding by $16.2 million and partially funded two acquisitions with $13.0 million of our cash.

•From July 31, 2017 to July 31, 2020 (the end of our fiscal 2020), our three-year total stockholder return was approximately -0.7%. At July 31, 2020, our closing stock price was $16.42 per share.

As COVID-19 impacts subside, both in the U.S. and around the world, we believe that our business performance in future periods will improve from current levels.

2020 Proxy Statement 26

COMPENSATION DISCUSSION AND ANALYSIS
Under our annual incentive program, our fiscal 2020 non-GAAP Adjusted EBITDA and non-GAAP free cash flow exceeded threshold requirements for payouts to Messrs. Kornberg, Porcelain and Bondi and Ms. Simonyuk. In the case of non-GAAP pretax profit, the performance did not reach the threshold requirement for any payout. Mr. Branscum was not eligible for any annual incentive payout because he was not employed at the end of the fiscal year. Payouts to four of the NEOs with individual performance goals were also enhanced by their achievement of those goals (such individual performance can contribute from 0% up to 25% of the targeted annual incentive payout).

When evaluating the performance of our management team, in addition to the foregoing financial performance achievements and impact of COVID-19 on our business, the ECC also considered factors such as the Company's strategic acquisition plan efforts as described below. These acquisition plan efforts included the completion and successful integration of two complimentary businesses: one which established us as a leading, worldwide provider of high precision, full motion fixed and mobile X/Y satellite tracking antennas, RF feeds, reflectors, radomes and other ground station equipment; and a second that allows us to cost-effectively deploy our industry leading Solacom Guardian call management solutions for public safety.

In addition to these two completed acquisitions, in November 2019, we entered into an agreement to acquire UHP Networks Inc. and its sister company (together "UHP"), a leading provider of innovative and disruptive satellite ground station technology solutions. This acquisition, which is pending regulatory approval, is expected to allow us to enhance our solution offerings with low cost time division multiple access (“TDMA”) satellite modems which we do not currently offer. In June 2020, our management team agreed with UHP to amend the terms of the purchase agreement that resulted in the total aggregate purchase price being reduced by approximately 24%, from $50.0 million to $38.0 million (of which $5.0 million will be paid in cash, with the remainder in shares of our common stock, cash, or a combination of both, as we may elect at the time of closing). If regulatory approval is not received by December 31, 2020, either party may terminate the purchase agreement.

In January 2020, we also announced a highly strategic acquisition of Gilat Satellite Networks Ltd. ("Gilat"), a worldwide leader in satellite networking technology, solutions and services, including with a market leading position in the in-flight connectivity solutions market. Pursuant to the merger agreement, Comtech was to acquire Gilat in a cash and stock transaction for $10.25 per Gilat ordinary share, resulting in an enterprise value for Gilat of approximately $532.5 million at the time of such announcement. By March 2020, shortly after we announced this acquisition, the COVID-19 pandemic resulted in a sudden and steep decline in the travel and aviation markets in which many of Gilat’s customers operate and a significant slowdown in Gilat's business. As a result of the negative impact on Gilat's business, in July 2020, we commenced litigation to, among other things, not be obligated to close on such acquisition. On October 3, 2020, just prior to commencing trial, we agreed with Gilat to settle such litigation with prejudice for a payment of $70.0 million in cash to Gilat. Additionally, the merger agreement was terminated. While we believed at the outset that this merger would create significant shareholder value over time, the COVID-19 pandemic made the timing of a combination particularly challenging and would have significantly increased Comtech’s leverage if consummated. As such, both parties determined that the best path forward for each company and their respective shareholders was to terminate the agreement.

Looking to fiscal 2021 and beyond, our pipeline of opportunities is strong, our long-term fundamentals remain intact and our recent acquisitions, both completed and pending, give us good reasons to be excited about our future prospects.

In summary, the ECC believes that our executive compensation program is appropriately designed to incentivize our executives to grow our business and drive positive long-term stockholder returns and promote retention of our senior executives who are critical to the future success of our business.

2020 Proxy Statement 27

COMPENSATION DISCUSSION AND ANALYSIS
Response to Say-on-Pay Advisory Votes, Say-on-Frequency Advisory Vote and Stockholder Feedback

At our fiscal 2019, 2018 and 2017 annual meetings, 93.4%, 90.9%, 93.4%, respectively, of the shares voted were voted in favor of our executive compensation program (referred to as a "say-on-pay" vote). At our fiscal 2017 annual meeting, 72.5% of the votes cast favored our policy of holding say-on-pay votes annually, rather than every second or every third year. Considering the results of that advisory vote and other considerations, the Board of Directors determined to continue our policy of holding annual say-on-pay votes.

The ECC believes the highly supportive say-on-pay votes are attributable to the pay-for-performance design of our executive compensation program, which has been strengthened by on-going enhancements to the program by the ECC over the past several years. In this regard, a key factor has been the ECC’s consideration and response to stockholder feedback and comments of certain leading proxy advisory firms.

Goals and Objectives of Our Executive Compensation Program

The principal goals of our executive compensation program for our NEOs are to help us attract, motivate and retain the talent required to develop and achieve our strategic and operating goals, with a view to maximizing stockholder value.

The ECC intends for our executive compensation program to support our growth-oriented business strategy by motivating and rewarding management activities that create long-term stockholder value.

Our key executive officer compensation objectives are to:

•Attract and retain the key leadership talent required to successfully execute our business strategy;

•Align executive pay with performance, both annual and long-term;

•Ensure internal equity that reflects the relative contribution of each executive officer;

•Strongly link the interests of executives to those of our stockholders and other key constituents;

•Ensure transparency in our executive compensation practices; and

•Administer executive compensation in a cost-effective and tax-efficient manner.

We seek to achieve these goals by placing a major portion of the executives’ total compensation at risk, in the form of annual non-equity incentive awards and long-term equity incentive awards. The ECC believes that our overall compensation program has resulted in and will continue to result in long-term alignment with the interests of our stockholders.

Annual non-equity incentives are intended to motivate and reward eligible NEOs for their efforts and contributions to our business success, as measured by key financial and operational performance metrics. Cash bonuses can be paid separately to reward other accomplishments. Restricted stock units, stock units and long-term performance shares create compensation opportunities intended to align management’s long-term interests with those of our stockholders and to promote long-term service. Such cash and stock-based compensation components have been critical factors in attracting and retaining key employees and are intended to contribute to a high level of executive commitment to our business success.

2020 Proxy Statement 28

COMPENSATION DISCUSSION AND ANALYSIS
The ECC assesses the performance of our NEOs considering business conditions and based on the efforts and effectiveness of each individual NEO as well as their collective efforts. The ECC also exercises its judgment as to the appropriate sharing between management and stockholders of the benefits of our business success. We also intend that the levels of compensation available to executive officers be fair internally, as compared to each other, and competitive in the marketplace in which we compete for executive talent.

The ECC believes our executive compensation program needs to be competitive so that we can retain our senior executive officers who have demonstrated their leadership, commitment and overall importance to our organization. These executives may be sought by other firms or may have other interests. A competitive program likewise is critical to our ability to attract new executives who share our values and commitment and who have demonstrated the abilities needed to add value to Comtech.

Determination of Compensation Opportunities for NEOs

Overview and Components of Fiscal 2020 Compensation Opportunities
The ECC has historically utilized a “pay-for-performance” policy in developing and allocating compensation elements between long-term and short-term, and allocating between cash and non-cash compensation, which has resulted in and is expected to result in significant growth and stockholder value creation when viewed over several years despite difficult market conditions from time to time. In making decisions regarding our executive officer compensation, ECC members also draw upon their general knowledge and understanding of what executive officers of other companies are earning, particularly in our industry, using data derived from publicly available information such as other public company SEC filings, published reports on executive compensation and, in the past, the Company’s participation in benchmark studies. The ECC also can engage independent advisors and has done so in the past.

The ECC has a policy of establishing compensation opportunities for our NEOs that we refer to as "targeted total direct compensation" (i.e., the targeted total of the compensation components identified in the “Summary Compensation Table,” but excluding items contained in “All Other Compensation” for each NEO). The ECC expects that targeted total direct compensation for an executive will be competitive with market levels of compensation and, as illustrated in the graph below, that the mix of compensation for any given fiscal year will include a substantial portion of "at risk" incentive-based compensation.

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
All NEOs
61%
39%
All NEOs
69%
31%
All NEOs
62%
38%
FY 2018
FY 2019
FY 2020
Fixed Compensation
Incentive-Based Compensation

2020 Proxy Statement 29

COMPENSATION DISCUSSION AND ANALYSIS
The following table summarizes the components of total direct compensation for fiscal 2020:

Components of Total Direct Compensation for Fiscal 2020
Annual Base Salary	+	Annual Non-Equity
Incentive Awards*

These awards, which may be settled in cash or share units, will be paid only if at least 70% of financial goals and/or certain personal goals are determined to be achieved by the ECC.

Financial goals for our Chairman and CEO, President and COO and CFO, who each have Company-wide responsibilities are pre-tax profit, free cash flow and Adjusted EBITDA (each, as defined, is a non-GAAP financial metric).

Our NEO with business responsibilities had goals based on pre-tax profit, free cash flow and bookings. All NEOs, other than our Chairman and CEO received five specific personal goals.

If 70% of a financial goal is deemed not achieved, the allocated amount of non-equity incentive award for that goal would be zero.

*Nancy M. Stallone, our Vice President of Finance and Corporate Secretary, did not participate in the non-equity incentive program in fiscal 2020, but instead was eligible for and received a discretionary bonus for fiscal 2020 performance.	+	Long-Term Equity Incentive Awards Apportioned approximately 50% each to restricted stock units and long-term performance shares	=	Total Direct Compensation for Fiscal 2020

Restricted
Stock Units

Awards vesting ratably over five years, providing for strong retention and promoting long-term service to the Company, while aligning the interests of executives with those of shareholders.

Long-Term
Performance Shares

These awards are payable within a range of 70% to 200% of target shares if minimum financial goals relating to revenues and Adjusted EBITDA in the three-year performance period are achieved (with partial credit for goal achievement in years one and two).

If 70% of a given financial goal is deemed not achieved, the allocated amount of long-term performance shares would be zero in respect of that goal.

In establishing specific targeted total direct compensation in fiscal 2020 for each individual NEO, the ECC has not adopted a formal benchmarking policy. As discussed below, the ECC has considered prior independent studies prepared by Steven Hall & Partners (“Steven Hall”), an independent executive compensation consulting firm engaged at the time by the Committee and an update to that study prepared by Gallagher & Co., another independent executive compensation consulting firm. These studies provided the ECC with an understanding of the competitive range of total direct compensation for executives in comparable positions at comparably sized companies in our industry.

2020 Proxy Statement 30

COMPENSATION DISCUSSION AND ANALYSIS
When determining individual components of targeted total direct compensation, each NEO’s base salary is set by the ECC and the remainder of targeted total direct compensation is apportioned approximately 50% to annual non-equity incentive compensation and 50% to long-term equity incentive awards, with the long-term equity incentive award component then apportioned approximately 50% each to restricted stock and long-term performance shares, both valued at the grant date. The ECC, after discussions with our Chairman and CEO, determined final targeted total direct compensation for fiscal 2020 for each NEO as summarized in the table below:

NEO	Targeted Total Direct Compensation
Fred Kornberg	$3,360,000
Michael D. Porcelain	2,100,000
Michael A. Bondi	945,000
John Branscum	1,130,000
Yelena Simonyuk	459,750
Nancy M. Stallone	(1)

(1)Ms. Stallone was not assigned a total direct compensation target in fiscal 2020. The components of Ms. Stallone's compensation, including the levels, were established upon the recommendation of management consistent with the program for other executives at a similar level.

Actual grant date fair values of equity awards caused very small variations from these targeted amounts.

Messrs. Kornberg, Porcelain and Bondi's targeted total direct compensation level included an upward adjustment of 5.0% from fiscal 2019. The targeted total direct compensation level for Mr. Branscum included an upward adjustment of 2.7% from fiscal 2019 and the targeted total direct compensation level for Ms. Simonyuk included an upward adjustment of 2.2% from fiscal 2019.

The following discusses each individual component of targeted total direct compensation in more detail:

Annual Base Salary – Base salaries paid to our executive officers are intended to be generally competitive with those paid to executives holding comparable positions at comparably sized companies in our industry. The ECC reviews base salaries each year and, as appropriate, makes upward adjustments based on the ECC’s assessment of the executive officer’s individual performance, taking into consideration the operating and financial performance of our operations for which the executive is responsible. The ECC also considers the budgeted level of merit increases for all employees generally in determining salary adjustments for executive officers.

The ECC reviews public information regarding competitive levels of salary in our industry but has not established a policy of targeting a particular benchmarked level. The ECC’s determinations regarding salary reflect a degree of subjectivity and business judgment as to the performance and competitiveness of salary levels for each individual NEO’s position.

The annual salary rates for fiscal 2020 were as follows:

NEO	Salary
Fred Kornberg	$840,000
Michael D. Porcelain	525,000
Michael A. Bondi	341,250
John Branscum	360,500
Yelena Simonyuk	334,750
Nancy M. Stallone	302,820

2020 Proxy Statement 31

COMPENSATION DISCUSSION AND ANALYSIS
For fiscal 2020, the ECC increased the salaries for Messrs. Kornberg, Porcelain and Bondi by approximately 5.0%. Mr. Branscum, Ms. Simonyuk and Ms. Stallone's salaries were each increased by approximately 3.0%.

For fiscal 2021, the salaries for Messrs. Kornberg, Porcelain and Bondi, Ms. Simonyuk and Ms. Stallone were not increased from fiscal 2020.

Cash Bonuses – The ECC has the ability to award cash bonuses (as defined by SEC rules and regulations and generally referring to discretionary bonuses rather than bonuses based on attaining pre-set goals) to our NEOs. Such bonuses are intended to motivate and reward achievement of corporate objectives by creating the potential to earn compensation for achieving subjective or non-specific financial and performance goals.

Cash bonuses include one-time cash awards such as sign-on bonuses to a newly hired NEO and cash bonuses to a NEO for extraordinary performance. The ECC does not routinely award annual cash bonuses to NEOs who are participants in our annual incentive plan, but executive officers who do not participate in that program are eligible for discretionary bonuses based on the CEO and ECC's subjective evaluation of the executive's performance, while taking into consideration Comtech's overall performance.

Our Vice President of Finance and Corporate Secretary, who reported directly to our CFO, received a bonus for fiscal 2020 based on a subjective evaluation of her performance and contributions to the achievement of the company-wide pre-tax financial goals, as conducted by the CEO, President and COO, our CFO, and the ECC's assessment of her performance for the year. Her bonus was paid by the grant of 4,873 share units valued at $80,015. In fiscal 2020, none of our other NEOs received cash bonuses as defined by the SEC rules.

Non-equity Incentive Plan Awards – Non-equity incentive plan compensation is intended to motivate our eligible NEOs to achieve annual operating objectives and goals that are designed to enhance long-term stockholder value. Non-equity incentive award opportunities are based on targeted dollar amounts for each eligible NEO and include specified threshold targets (for example, 70% of financial goals must be achieved) and maximum payout levels for each financial goal and are further subject to an aggregate non-equity incentive plan award cap, set as a multiple of the eligible NEO's annual salary. Non-equity incentive awards are subject to the terms and conditions of our 2000 Stock Incentive Plan, and may be settled, as determined by the ECC, in cash or share units. In certain cases, eligible NEOs may receive a pro-rata portion of their award, including situations such as death and disability. In addition, in certain situations, settlements of awards may require the execution of an acknowledgment and release in favor of the Company.

In December 2017, with the enactment of the Tax Cuts and Jobs Act, the exception to the $1.0 million deductibility limitation for "performance-based" compensation was removed from Section 162(m). As a result, non-equity incentive awards for fiscal years after 2018 generally will be subject to the tax deductibility limits of Section 162(m).

2020 Proxy Statement 32

COMPENSATION DISCUSSION AND ANALYSIS
The fiscal 2020 non-equity incentive award performance goals for each of our participating NEOs as shown in the table below, were established early in the fiscal year:

Fiscal 2020 Weighting of Non-Equity Incentive Goals and Total Target and Maximum Amounts Payable (both in dollars)
Goals (as defined)	Fred Kornberg	Michael D. Porcelain	Michael A. Bondi	John Branscum	Yelena Simonyuk
Pre-tax profit	33.3%	25.0%	25.0%	25.0%	25.0%
Adjusted EBITDA	33.3%	25.0%	25.0%	-	25.0%
Bookings	-	-	-	25.0%	-
Free cash flow	33.3%	25.0%	25.0%	25.0%	25.0%
Five personal goals	-	25.0%	25.0%	25.0%	25.0%
Total Percentage	100.0%	100.0%	100.0%	100.0%	100.0%
Total Target Amount	$1,260,000	$787,500	$301,875	$384,750	$65,000
Maximum Amount	$1,890,000	$1,082,813	$415,078	$529,031	$89,375

Non-equity incentive awards are subject to the full negative discretion of the ECC, except that, in the case of our Chairman and CEO, his amended and restated employment agreement as in effect for the full fiscal 2020 year, entitled him to a target annual incentive opportunity that, when combined with his base salary, totaled $3,360,000 and precluded the exercise of negative discretion if the pre-set financial performance goals were achieved.

If an executive does not achieve at least 70% for one financial goal and does not meet any of their personal goals (as applicable), the amount payable to the executive would be zero. In addition, the maximum payout is the lowest amount that is either (i) 1.5 times the financial target plus .25 times target for achievement of five individual goals, (ii) a pre-specified multiple of salary, or (iii), in the case of a NEO with responsibilities for a specific business unit, a maximum percentage of the business unit's pre-tax profit.

2020 Proxy Statement 33

COMPENSATION DISCUSSION AND ANALYSIS
The actual fiscal 2020 non-equity incentive goals, which were established early in the fiscal year and remained unchanged despite the negative impact of the COVID-19 pandemic on our business, for each NEO participating in the non-equity incentive plan are illustrated in the below table:

Fiscal 2020 Non-Equity Incentive Goals
Goals (as defined)	Fred Kornberg	Michael D. Porcelain	Michael A. Bondi	John Branscum	Yelena Simonyuk
Pre-tax profit	$59,000,000	$59,000,000	$59,000,000	Confidential	$59,000,000
Adjusted EBITDA	$100,000,000	$100,000,000	$100,000,000	Not Assigned	$100,000,000
Free cash flow	$50,000,000	$50,000,000	$50,000,000	Confidential	$50,000,000
Bookings	Not Assigned	Not Assigned	Not assigned	Confidential	Not assigned
Personal Goal #1	Not Assigned	Implement financial reporting systems	Implement financial reporting systems	Win specified level of new government order	Enhance in-house legal function
Personal Goal #2	Not Assigned	Integrate IT systems	Integrate IT systems	Complete specified research and development project and book related orders	Successfully resolve certain legal matters
Personal Goal #3	Not Assigned	Expand depth of corporate team	Expand depth of corporate team	Achieve EBITDA margin at specified level	Improve certain reporting and documentation processes
Personal Goal #4	Not Assigned	Execute acquisition plan	Execute acquisition plan	Achieve specified level of book-to-bill ratio	Develop strong relations with certain internal constituents
Personal Goal #5	Not Assigned	Maintain a high standard of ethics/ compliance	Maintain a high standard of ethics/ compliance	Maintain a high standard of ethics/ compliance	Maintain a high standard of ethics/ compliance

Based on its review of Comtech's business activity and planning going into fiscal 2020, the ECC established fiscal 2020 non-equity incentive financial and personal goals at levels deemed challenging and, to some extent, constituting “stretch” goals at target. Specifically, in establishing goals, among other items, the ECC considered our long-term strategy, our fiscal 2020 business plan, prior fiscal years’ achievements, known opportunities and our share repurchase and cash dividend program.

The fiscal 2020 pre-tax profit, Adjusted EBITDA and free cash flow goals for Messrs. Kornberg, Porcelain and Bondi and Ms. Simonyuk each were increased as compared to fiscal 2019 goals. In determining the fiscal 2020 free cash flow goal for Messrs. Kornberg, Porcelain and Bondi and Ms. Simonyuk that was lower than the fiscal 2019 actual achievement, the ECC considered certain known or expected reductions, for example, the expected cessation of certain sales to AT&T as well as the timing of payments related to large U.S. government contracts. For Mr. Branscum, each of the applicable performance goals were increased as compared to the levels targeted in fiscal 2019.

Financial goals for Messrs. Kornberg, Porcelain and Bondi and Ms. Simonyuk were based on projected consolidated results while financial goals for Mr. Branscum were based on the business operations for which he was responsible at the time. Personal goals reduce the risk that our annual non-equity incentive program could provide an incentive to favor short-term results over long-term performance, and include a goal aimed at maintaining high standards of business ethics and legal compliance. Significant input on all of the performance goals was received from our Chairman and CEO and all goals were summarized on an annual “Goal Sheet” that was acknowledged by each individual NEO. The threshold, target and maximum award payout opportunities established as specified dollar amounts for each of our NEOs are shown in the “Table of Grants of Plan-Based Awards - Fiscal 2020.”

2020 Proxy Statement 34

COMPENSATION DISCUSSION AND ANALYSIS

For Messrs. Kornberg, Porcelain and Bondi and Ms. Simonyuk, fiscal 2020 performance for two of the three financial goals exceeded the threshold levels for payout. Adjusted EBITDA was achieved at 77.8% and free cash flow was achieved at 120.7% of the target with payout levels corresponding to the level of achievement for these performance metrics. Pre-tax profit was achieved at 68.2% of the target resulting in no payout for that goal. Mr. Branscum received no payout because he was not employed at the end of the fiscal year.

As it did in fiscal 2019, the ECC determined to pay out all or a substantial portion of the NEOs' 2020 annual non-equity incentive awards in the form of fully vested share units with the remainder in cash. Doing so strengthens the alignment of management with stockholders and provides an added incentive for management to continue and accelerate the business momentum achieved in fiscal 2020, prior to experiencing the impacts of COVID-19. Income from the share units is deferred until the settlement date, which is generally the one year anniversary of the date of grant, and is computed using the closing price of our Common Stock on such date.

The final non-equity incentive awards in fiscal 2020 for each of our participating NEOs are reflected in the “Summary Compensation Table” as “Non-equity incentive plan compensation” and are summarized below:

	Fred Kornberg	Michael D. Porcelain	Michael A. Bondi	John Branscum	Yelena Simonyuk
	Actual Achievement of Fiscal 2020 Non-Equity Incentive Goals (as defined)
Pre-tax profit	$40,232,840	$40,232,840	$40,232,840	Confidential	$40,232,840
Adjusted EBITDA	$77,801,376	$77,801,376	$77,801,376	Not Assigned	$77,801,376
Free cash flow	$60,343,459	$60,343,459	$60,343,459	Confidential	$60,343,459
Bookings	Not Assigned	Not Assigned	Not Assigned	Confidential	Not Assigned
Personal goals	Not Assigned	4 out of 5	4 out of 5	0 out of 5	5 out of 5
	Actual Amount of Fiscal 2020 Non-Equity Incentive Award
Final non-equity incentive award payable	$833,651	$548,274	$210,172	—	$48,504
% of targeted amount	66.2%	69.6%	69.6%	—	74.6%
Number of share units issued in payment (1)	40,812	28,723	11,011	—	2,569
Value of share units	$670,133	$471,632	$180,801	—	$42,183
% of total payout	80.4%	86.0%	86.0%	—	87.0%

(1)     Approximately 4% of the share units were simultaneously withheld, with the cash value applied to pay required federal, state and Federal Insurance Contributions Act ("FICA") tax.

The specific level of business-unit performance targets, the pre-tax profits cap on the payout, the actual achievement of business-unit results, detailed personal performance goals and related achievement are not disclosed in this proxy statement because these items are confidential business information, the disclosure of which would result in competitive harm for the Company. Mr. Branscum received no payout because he was not employed at the end of the fiscal year.

2020 Proxy Statement 35

COMPENSATION DISCUSSION AND ANALYSIS
Detailed Description of Methodology and Mechanical Calculation

The final non-equity incentive awards payable as a percentage of targeted amounts for fiscal 2020 (as shown in the table above), were determined by a mechanical calculation that was ultimately reviewed and approved by the ECC, after consideration of any negative discretion.

In any given fiscal year, the final non-equity incentive award payable as a percentage of the total targeted amount for each participating NEO can range from 0% to a maximum of 137.5% (or 150% in the case of the Chairman and CEO). If actual financial results for any specific financial goal are above target levels, the NEO could earn up to 150% of their targeted payout for that specific goal. Either an individual personal performance goal is achieved and results in earning 5% for that goal (up to 25% for all five personal goals), or that goal is not achieved and no amount is earned in respect of that personal goal. As such, if all actual financial results were at or above the maximum performance level and the NEO met all five personal goals, the resulting non-equity incentive payout would equal 137.5% of the NEO’s specific total non-equity incentive target (in dollars) (or 150% in the case of our Chairman and CEO, for whom no personal goals were specified). If the ECC determines that the actual financial result for any financial performance goal for an individual NEO (including our Chairman and CEO) was less than 70% of the target, the NEO would not receive a payout tied to that specific goal. If an executive does not achieve at least 70% for one financial goal and does not meet any of their personal goals (as applicable), the amount payable to the executive would be zero. Fiscal 2020 non-equity incentive awards were settled mostly by issuance of share units with the remainder settled in cash.

To further explain how our annual incentive awards were determined, the calculation and related methodology is illustrated below, using Mr. Kornberg’s final fiscal 2020 non-equity incentive award:

•Determine the percentage of achievement of actual performance for each specific financial performance goal by dividing the actual dollar achievement by the pre-established target. For example, in fiscal 2020, for Mr. Kornberg: (i) the percentage achievement for his pre-tax profit goal (as defined below) was 68.2%, which was calculated by taking the achieved level of $40,232,840 and dividing it by the target of $59,000,000; (ii) the percentage achievement for his Adjusted EBITDA goal (as defined below) was approximately 77.8%, which was calculated by taking the achieved Adjusted EBITDA of $77,801,376 and dividing it by the target of $100,000,000; and (iii) the percentage achievement for his free cash flow goal (as defined below) was 120.7%, which was calculated by taking the achieved level of free cash flow of $60,343,459 and dividing it by the target of $50,000,000. In the latter two cases, the threshold requirement that at least 70% of the target performance level be achieved was met.

•Determine the amounts payable for the achievement of all financial goals. The amount payable for each financial goal is determined by multiplying the percentage achievement by the individual NEO’s total targeted non-equity incentive award (in dollars) and then multiplying that result by the original weighting assigned to arrive at an amount payable. Each amount payable is added together to arrive at the total amount payable for all financial goals. For example, in fiscal 2020, Mr. Kornberg’s percentage achievement for his pre-tax profit goal was 68.2%, which was less than the 70% threshold requirement and was reduced to zero. His percentage achievement for his Adjusted EBITDA goal was approximately 77.8%, which was multiplied by $1,260,000 and then multiplied by 33.3% to arrive at $326,766 (adjusted for rounding). His percentage of achievement for his free cash flow goal was 120.7%, which was multiplied by $1,260,000 and then multiplied by 33.3% to arrive at $506,885 (adjusted for rounding). The final payout to the CEO was the sum of these amounts, apportioned mostly to share units with the remainder in cash, for a total value of $833,651 (adjusted for rounding).

2020 Proxy Statement 36

COMPENSATION DISCUSSION AND ANALYSIS
•Determine the amount payable for the achievement of personal goals for participating NEOs other than the Chairman and CEO. This amount is calculated by multiplying the number of personal goals achieved by 5% and multiplying the result by the individual NEO’s total targeted non-equity incentive award (in dollars). Either a personal performance goal is achieved and results in earning 5% for that goal, or that goal is not achieved and no amount is payable in respect of that personal goal. In the case of Mr. Kornberg, no personal goals were assigned. The results achieved by other NEOs with regard to their personal goals are shown in the table above.

•Add the amounts payable for all financial goals and personal goals to calculate an amount potentially payable to the NEO. For NEOs with responsibility for particular business units, adjust this amount downward if the calculated payout would exceed the lower of the pre-set cap on the payout as a percentage of the business unit's pre-tax profit or multiple of the NEO's salary. At this point, the ECC can determine whether it will exercise negative discretion, and in some cases, amounts of the calculated incentive award would be voluntarily reallocated to other employees in the NEO's business unit.

Use and Definitions of Pre-tax Profit, Adjusted EBITDA, Free Cash Flow, and Bookings

The ECC used pre-tax profits, Adjusted EBITDA, free cash flow and bookings as the financial performance goals for the annual non-equity incentive program for fiscal 2020. The ECC believes that the pre-tax profit measure is an appropriately broad financial measure that does not create distorted incentives that might impel undue risk taking. Likewise, the ECC believes that Adjusted EBITDA, free cash flow and bookings are effective performance metrics because we use these metrics in our business planning (as we do pre-tax profit), and they appropriately align our executives' interests with the creation of long-term stockholder value.

The financial measures -- pre-tax profit, Adjusted EBITDA and free cash flow -- used under the non-equity incentive plan are non-GAAP measures due to adjustments we make to the corresponding GAAP financial measures. The ECC believes these adjustments make the performance measures fairer and more accurate as a year-over-year comparison, and the ECC keeps the probable effects of adjustments in mind in setting the annual target level for these performance metrics.

For fiscal 2020, the calculation of our pre-tax profit, for purposes of our annual non-equity incentives, began with our GAAP income before provision for taxes and then was adjusted to eliminate certain effects, if applicable, including: (i) stock-based compensation expense recorded pursuant to FASB ASC Topic 718, (ii) the amortization of newly acquired intangibles with finite lives relating to the acquisition of a trade or business, (iii) any adjustments required by the adoption of new accounting standards, (iv) certain costs associated with exit or disposal activities accounted for pursuant to FASB ASC Topic 420, (v) expenses associated with the termination of employees under FASB ASC Topics 420, 712 or 715 and related rules, (vi) impairment loss on goodwill or long-lived assets, (vii) expenses incurred in connection with a potential or actual business combination, (viii) expenses related to potential or actual change-in-control matters, (ix) write-off of deferred financing costs and (x) any extraordinary item.

In fiscal 2020, we used an Adjusted EBITDA performance metric for NEOs with company-wide responsibilities. This Adjusted EBITDA metric was based first on GAAP net income and then adjusted to eliminate the expense of taxes, interest, depreciation and amortization, estimated contract settlement costs and acquisition plan expenses. Additional information on Adjusted EBITDA measures can be found in our Management's Discussion and Analysis in our Annual Report on Form 10-K filed with the SEC on September 29, 2020.

2020 Proxy Statement 37

COMPENSATION DISCUSSION AND ANALYSIS
The definition of free cash flow is calculated starting with our cash flow from operations as defined by GAAP. This figure is then reduced by the level of capital expenditures incurred by Comtech (or the applicable business operations) for property, plant and equipment (net of write-offs). Also, for NEOs with company-wide responsibilities, this figure is increased by the amount of actual payments during the fiscal year related to acquisition plan expenses.

Bookings are based on the receipt of a purchase order from a customer and exclude any awards from the U.S. government or similar entity for which budgetary funding was not yet appropriated. For certain contracts with state and local governments (and their agencies) where we provide safety and security solutions, although funding is dependent on future budgets being approved, bookings are based on the estimated full value of the contracts given the critical nature of the services being provided and the positive historical experience of such budgets being passed. Also, when we acquire a company with existing contracts, we record bookings for those contracts that meet our definition. For a definition and explanation of how we calculate "backlog," see pages 11-12 of our Fiscal 2020 Annual Report on Form 10-K, in the section entitled "Item 1. Business - Backlog," filed with the SEC on September 29, 2020.

Long-term Equity Incentive Awards – In fiscal 2020, the ECC granted approximately 50% of non-salary total direct compensation to each of our NEOs for whom a total direct compensation amount is established in the form of long-term equity incentive awards. For each NEO, other than Ms. Stallone, the long-term equity incentive awards were delivered equally in restricted stock units and in long-term performance shares. The ECC believes these types of share-based awards align these NEOs’ interests with those of our stockholders. The vesting terms of our equity awards provide a strong inducement for our executive officers to remain in long-term service with Comtech, and the inclusion of long-term performance goals in the performance shares promotes execution of our business strategy. These equity incentive awards are issued pursuant to our 2000 Stock Incentive Plan.

The targeted dollar amount of compensation allocable to restricted stock units and long-term performance shares was converted into an estimated number of shares based on an estimated grant-date fair value (with rounding applied). The actual dollar value of restricted stock unit and performance share awards to our NEOs in fiscal 2020 are reflected in the “Summary Compensation Table” as “Stock Awards." The ECC intended that the two types of awards be granted in approximately equal valued amounts, valuing the long-term performance shares assuming achievement of the target level of performance.

In determining the actual amount of annual grants of long-term equity awards for each respective NEO, the ECC considered the estimated grant-date fair value of the awards. The ECC also considered each individual NEO’s past and expected overall performance and his or her potential impact on our future success and held a view toward maintaining aggregate internal pay equity. The ECC did not alter the level of long-term equity awards based on the built-up value, or absence of built-up value, of previously granted awards, or value realized by executives from previously granted awards.

The long-term performance shares granted in fiscal 2020, if earned, will entitle the recipient to receive shares of the Company's Common Stock based on achievement of revenue and Adjusted EBITDA goals (equally weighted) for the performance period of fiscal 2020 through fiscal 2022. The ECC believes that long-term performance shares provide appropriate incentives for management to focus on long-term financial results, and that these performance goals correlate with the value of our Common Stock.

In order to receive any shares under a long-term performance share award, a NEO must achieve 70% or more of at least one goal. If the performance goals are achieved at a level of 70% of target, the threshold level, the threshold number of long-term performance shares will be earned. A maximum of 200% of the long-term performance shares can be earned for achievement of the performance goals at the 200% or more level.

2020 Proxy Statement 38

COMPENSATION DISCUSSION AND ANALYSIS

The fiscal 2020 awards provide for potential payout when at least 70% (and up to 200%) of an individual goal for either the one- or two-year performance periods was met, at which time the number of shares determined based on the achievement of the performance goals for the applicable one- or two-year performance period will be earned.

Long-term performance shares not earned based on one- or two-year performance periods remain earnable based on three-year performance. If performance for the three-year performance period is achieved at a level between the threshold and the target or between the target and the maximum, the payout level is determined through straight-line interpolation (meaning, in this particular scenario, the level of performance for the three-year performance period would be multiplied by the targeted number of shares to determine the number of shares ultimately earned by the participant).

Subject to the participant remaining employed by the Company through the date the ECC certifies achievement of the performance goals for the full three fiscal year period (the “Final Certification Date”), earned shares will be distributed to the participant at that time, except as provided below.

In the event of the participant’s death or disability prior to the completion of the full three fiscal year performance period, the participant will be entitled to receive a number of shares determined based upon the greater of (x) target achievement and (y) actual achievement of the performance goals from the beginning of the three-year performance period through the end of the fiscal quarter in which the death or disability occurred and projected at that level over the remainder of the full three-year performance period. Any earned shares will be distributed to the participant (or the participant’s estate, if applicable) within 60 days of the end of the fiscal quarter in which the participant dies or becomes disabled.

If a participant is terminated by the Company without cause prior to the Final Certification Date, the participant will be entitled to receive for each one-, two- or three-year performance period then not complete, a number of shares equal to the number of shares the participant would earn based on actual achievement of the performance goals (measured as of the end of the fiscal quarter in which the termination occurs and projected at that level through the end of each applicable performance period), and pro-rated for the portion of each applicable performance period during which the participant was employed, and any such earned shares, along with previously earned shares, will be distributed to the participant within 75 days following the Final Certification Date. For NEOs with Tier 1 change-in-control agreements (including Messrs. Kornberg, Porcelain and Bondi), the number of earned shares will be based on the greater of (x) target achievement and (y) actual achievement of the performance goals, projected at that level through the end of each applicable performance period without the exercise of negative discretion by the ECC and with no proration for the portion of each applicable performance period during which the NEO was employed.

For participants who, as of the grant date, have ten or more years of service with the Company, as determined by the ECC in its sole discretion (a "Qualified Long-Term Employee"), upon such participant’s voluntary termination of employment for any or no reason prior to the Final Certification Date, the participant will be entitled to receive a number of shares determined based on actual achievement of the performance goals for the full three-year performance period, determined without negative discretion by the ECC but pro-rated for the portion of the full three-year performance period the participant was employed. Such earned shares will be distributed to the participant within 75 days following the Final Certification Date. Each of our NEOs who received long-term performance share awards in fiscal 2020, except Ms. Simonyuk, were Qualified Long-Term Employees as of the grant date.

2020 Proxy Statement 39

COMPENSATION DISCUSSION AND ANALYSIS
In determining specific target levels for long-term performance goals at the beginning of fiscal 2020, the ECC established revenue and Adjusted EBITDA goals intended to motivate our executive officers to target long-term growth opportunities. The ECC established challenging goals at target for fiscal 2020 and applied an annual positive growth factor for each of the years in the three-year performance period for both revenue and Adjusted EBITDA, with achievement weighted 50% for each metric. The specific target levels for long-term performance share goals are not disclosed in this proxy statement because such data is confidential business information, the disclosure of which would result in competitive harm that could have an adverse effect on the Company.

The fair value of the fiscal 2020 long-term performance shares was based on the market value of our Common Stock on the grant date. Dividend equivalents will be credited on outstanding awards, but they will be earned if and only to the extent the long-term performance shares are earned and become vested. For purposes of valuing these awards as a component of total direct compensation, the ECC valued the long-term performance shares using the target number of shares subject to the award (the accounting fair value of the target number of long-term performance shares is reflected in the “Stock Awards” column of the "Summary Compensation Table").

The ECC believes that the long-term equity awards granted in fiscal 2020 will promote the creation of long-term value for stockholders. The number of restricted stock units and long-term performance shares granted in fiscal 2020 to each NEO, and their estimated fair values, were as follows:

Named Executive Officer	Number of Shares of Restricted Stock Units Granted (#)	Target Number of Long-Term Performance Shares Granted (#) (1)	Number of Stock Options Granted (#) (2)	Estimated Fair Value of Awards at Grant Date ($)
Fred Kornberg	22,581	22,581	100,000	$1,812,020
Michael D. Porcelain	14,113	14,113	70,000	1,173,905
Michael A. Bondi	5,410	5,410	5,400	331,686
John Branscum	6,896	6,896	—	384,797
Yelena Simonyuk	1,076	1,076	—	60,041
Nancy M. Stallone	2,509	—	—	70,001

(1) Messrs. Kornberg, Porcelain, Bondi and Branscum were Qualified Long-Term Employees as of the grant date.

(2) On May 28, 2020, certain employees (including certain NEOs) were eligible to receive a loyalty stock option grant to reward them for long-term service and to provide further incentive to deliver long-term shareholder value during a period of uncertainty resulting from the COVID-19 pandemic and now terminated Gilat acquisition. Stock options granted had an exercise price of $17.88 and a Black-Scholes value of $5.52, calculated in accordance with Financial Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). These stock options vest 20% per year on the first five anniversary dates of the grant date with a stated expiration date of ten years after grant.

Employees eligible for the program had to be employed for approximately ten years or more and have stock option awards outstanding at that time. The ECC believed it was appropriate to include these stock option awards in the fiscal 2020 long-term incentive compensation program for highly valued long-service employees in light of the difficulties the ECC envisioned in forecasting long-term performance goals created by the still-evolving effects of the COVID-19 pandemic. The ECC determined that stock options that vest over a five-year period were the appropriate form of award as they encourage retention over the vesting period and align with the interests of our stockholders because the awards will only have value to the recipient if the price of our stock increases above the exercise price. The ECC also considered these stock option awards when making determinations about long-term incentive awards in fiscal 2021.

The restricted stock units and long-term performance shares were granted in early August 2019 with a grant-date fair value per share of $27.90. All restricted stock units granted to NEOs in fiscal 2020 provided for vesting at 20% per year on the first five anniversary dates of the grant date. The long-term performance shares vest as described above, with any settlement to occur (except in limited circumstances such as death or disability) following the end of the three-year performance period. All equity awards are subject to accelerated vesting in specified circumstances.

2020 Proxy Statement 40

COMPENSATION DISCUSSION AND ANALYSIS

On July 31, 2020, the three fiscal-year performance period for the long-term performance shares granted in fiscal 2018 ended. For these awards, for NEOs with company-wide responsibilities at the time of the grant, the target performance goals for both revenues and Adjusted EBITDA were exceeded, with the aggregate performance level being 105.2% of target, resulting in Mr. Kornberg earning 32,303 shares and Mr. Porcelain earning 12,863 shares over the full three-year performance period.

As of July 31, 2020, based on fiscal 2019 and 2020 performance, long-term performance shares potentially issuable for performance during the fiscal 2019 through fiscal 2021 performance period and the fiscal 2020 through fiscal 2022 performance period have met interim performance goals for the earning of shares as follows: Mr. Kornberg - 18,376 shares; Mr. Porcelain - 11,512 shares; Mr. Bondi - 4,430 shares; and Ms. Simonyuk - 476 shares. Ms. Stallone has no outstanding awards of long-term performance shares for the fiscal 2019 through fiscal 2022 performance periods.

Other Annual Compensation and Benefits – Although direct compensation, in the form of salary, non-equity incentive awards, as applicable, and long-term equity incentive awards provide most of the compensation to each NEO, we also provide for the following items of additional compensation:

•Retirement savings are provided by our tax qualified 401(k) plan, in the same manner available to all U.S. employees. This plan includes an employer matching contribution that is intended to encourage employees (including our NEOs) to save for retirement.

•Health, life and disability benefits are offered to NEOs in the same manner available to all of our U.S. employees. However, our Chairman and CEO and our CFO are enrolled in non-Company sponsored medical plans. Our Chairman and CEO and certain NEOs are also eligible to be reimbursed for additional life insurance.

Perquisites are provided at modest levels to certain NEOs, primarily in the form of an automobile allowance. Our Chairman and CEO also receives a monthly expense allowance. These perquisites are intended to recognize senior employee status. Additional information is set forth in the "All Other Compensation" column of the "Summary Compensation Table."

Other Policies and Practices

Employment Agreements and Change-in-Control Practices
The ECC generally has relied on its history of fair treatment of NEOs as a basis for not entering into employment agreements, other than with Mr. Kornberg. Our employment agreements have been intended to promote careful and complete documentation and understanding of employment terms, prevent uncertainty regarding those terms, promote good disclosure of those terms, help meet regulatory requirements under tax laws and other regulations and avoid frequent renegotiation of the employment terms.

We have entered into change-in-control agreements because we believe they provide important protection to our NEOs in the form of improved job security, and also provide us a number of important benefits. First, they permit our NEOs to evaluate a potential change-in-control transaction while relatively free of concern for his or her own situation, minimizing the conflict between his or her own interests and those of our stockholders. Second, transactions take time to unfold, and ensuring a stable management team remains in place during the pendency of negotiations can help to preserve our operations in order to enhance the value delivered to the buyer – and thus the price paid to our stockholders – from a transaction. Third, if a transaction falls through, keeping our management team intact can help us to continue our business without undue disruption. Finally, the ECC believes that one of our greatest strengths is our management and workforce, so job security and protection is provided so that an acquirer could be expected to pay more to acquire the Company with the team remaining intact after the acquisition.

2020 Proxy Statement 41

COMPENSATION DISCUSSION AND ANALYSIS
Chairman’s Employment Agreement
Effective March 4, 2020, we entered into an amended and restated employment agreement with our Chairman and CEO to replace his prior agreement, the term of which had expired. The provisions of Mr. Kornberg’s employment agreement as in effect at the end of Fiscal 2020 are as follows:

•An employment period beginning on March 4, 2020 and ending July 31, 2022.
•An annual base salary of $840,000 (subject to periodic review and increase).
•For each full fiscal year of the employment period, annual incentive compensation at a target amount that, when added to annual base salary, shall not be less than $3.5 million, and payable in cash or shares of the Company's Common Stock at the discretion of the ECC.
•An annual amount of $200,000 for the cost of obtaining life insurance at Mr. Kornberg's discretion, in addition to any group life insurance coverage provided by the Company.
•Covenants for the protection of our business, including covenants relating to confidentiality of business information, non-solicitation of employees and non-competition (extending for two years after employment ends), return of Comtech property and non-disparagement.

Mr. Kornberg's current employment agreement no longer includes the severance and termination provisions that were historically included in his prior written employment agreements with us. Instead, simultaneously with his entry into the amended and restated agreement in March, Mr. Kornberg agreed to enter into the Company's form of Tier 1 change-in-control agreement applicable to certain other senior executives of the Company, the terms of which are described in more detail in the section entitled "Summary and Table of Potential Payments Following a Change-in-Control or Upon Termination." The ECC believes the decision to extend Mr. Kornberg’s employment in accordance with the terms of the employment agreement and to enter into a Tier 1 change-in-control agreement with Mr. Kornberg with the terms described below was appropriate given the desire to retain Mr. Kornberg's continued leadership of Comtech and his extensive understanding of our business gained over the course of his career, including his many years of service as our CEO. Mr. Kornberg is required to execute a release of claims in favor of Comtech in order to receive certain payments and benefits following termination of employment.

Change-in-Control Agreements with our NEOs
We have entered into change-in-control agreements with our NEOs which contain “double-trigger” clauses. In other words, before any individual NEO could receive any change-in-control payments, two events must occur: (i) a "change-in-control" (as defined in the 2000 Stock Incentive Plan) and (ii) the NEO is terminated by the Company without “cause” or circumstances arise constituting “good reason” (as those terms are defined in the agreement), in each case, within two years of a change-in-control. Tier 1 change-in-control agreements also provide for severance payments and other benefits outside of the change-in-control protected period. None of our change-in-control agreements provide for any tax “gross-up” entitlements. Instead, the agreements provide that payments would be reduced to an amount that does not trigger the excise tax under Section 280G of the Internal Revenue Code of 1986, as amended, but only if doing so would place the NEO in a better net after-tax position than if no such reduction occurred and the payments to the NEO were subject to the excise tax. If the excise tax is triggered, however, it will be payable by the NEO without reimbursement by the Company. These agreements are described further in the section entitled “Summary and Table of Potential Payments Following a Change-in-Control or Upon Termination.”

Indemnification Agreements
We have entered into indemnification agreements with all of our NEOs and each member of our Board of Directors that provide for indemnification by the Company against certain liabilities incurred in the performance of their duties.

Minimum Equity Ownership Guidelines and Mandatory Holding Periods
Our Board of Directors has adopted minimum equity ownership guidelines and related holding requirements for our NEOs and our non-employee directors. The Board believes these guidelines align our NEOs’ and our non-employee directors’ interests with the interests of our stockholders.

2020 Proxy Statement 42

COMPENSATION DISCUSSION AND ANALYSIS
The minimum equity ownership guidelines for our NEOs and our non-employee directors are as follows:

Title	Minimum Equity Ownership Interest
Chairman and CEO	6x annual base salary
Non-Employee Directors	6x annual cash retainer
All Other NEOs	Lower of 2x annual base salary or 20,000 shares

As of July 31, 2020, all of our then serving NEOs and our non-employee directors held equity positions that met their full applicable guidelines, except Ms. Simonyuk, who joined the Company as Managing Counsel in May 2019, and Ms. Lesavoy, who joined the the Board in March 2020, both of who are within the phase-in period.

In establishing our equity ownership guidelines, our Board of Directors considered that the specified ownership levels are considered to be “robust” under the polices issued by Institutional Shareholder Services Inc. (“ISS”), a leading proxy advisory services firm for many of our institutional stockholders. NEOs that join Comtech or are promoted in the future must satisfy these guidelines within approximately six years of attaining such position.

To promote compliance with the minimum equity ownership guidelines shown above, our annual equity compensation for non-employee directors provides for a grant of restricted stock units rather than stock options, unless the director has already met the minimum equity ownership guidelines as of December 31st of the year prior to grant. Commencing in 2020, non-employee directors are granted restricted stock units with a value up to $220,000. Once a director has reached his or her minimum equity ownership, he or she can once again receive annual grants of restricted stock.

Until applicable minimum equity ownership guidelines are met, non-employee directors and executive officers are required to hold any shares received from the exercise of stock options issued in fiscal 2011 or later or the delivery of shares pursuant to a restricted stock-based award, less the number of shares used for the payment of any related exercise price and applicable taxes. Once executive officers or non-employee directors have met their applicable equity ownership guideline, they are required to maintain their minimum equity ownership interest through the date their employment or directorship ends.

The ECC can waive or defer an individual’s compliance with the equity ownership guidelines if it determines that compliance would impose an undue financial hardship on the individual or if it is not in our best interests to apply these guidelines to that individual. In order to facilitate compliance with the equity ownership guidelines, the ECC can determine that an individual NEO’s annual non-equity incentive plan award or discretionary cash bonus may be settled in the form of share units, with the number of share units to be granted based on the fair market value of the Common Stock underlying the share units at the time the annual non-equity incentive award or discretionary cash bonus otherwise would have been settled (or a later date specified by the ECC).

Recoupment Policy
Our non-equity incentive award payouts and equity awards made to all of our NEOs are subject to a recoupment policy (often referred to as a “clawback” policy). Pursuant to the recoupment policy, under certain circumstances, including if the NEO were to engage in certain activities that would be grounds for termination for cause, if the employee competed with us or if the employee engaged in other specified activities detrimental to us (i) the NEO would be required to forfeit a specified portion of the annual non-equity incentive award, and (ii) the NEO would forfeit all equity awards (whether or not vested) and would be required to repay the Company the full value (if any) of such awards that the NEO received. The foregoing is in addition to the requirement under the Sarbanes-Oxley Act of 2002 of the CEO and CFO to reimburse certain equity-based incentive compensation in the event of certain accounting restatements.

The recoupment policy with respect to the equity awards applies through the date that is the later of (i) one year following the termination of the NEO’s employment, or (ii) one year following the NEO engaging in such activities.

2020 Proxy Statement 43

COMPENSATION DISCUSSION AND ANALYSIS
A specified portion of non-equity incentive payouts may also be forfeited if, during the 12 months after payment to the NEO, the NEO voluntarily terminates employment, subject to exceptions in specified circumstances (e.g., a NEO with a Tier 1 change-in-control agreement who voluntarily terminates employment for "modified good reason," as defined in the agreement).

Insider Trading Policy
We recognize that our NEOs and directors may sell shares from time to time in the open market to realize value to meet financial needs and diversify their holdings. All transactions in our Common Stock are required to comply with our insider trading policy.

When selling their Comtech shares, our executives and non-employee directors are encouraged to utilize SEC Rule 10b5-1 trading plans.

Anti-Hedging Policy
We have a policy that precludes our NEOs and directors from short selling or buying exchange-traded put options or call options associated with our stock, without the advance approval of the ECC. We aim to restrict these transactions because they could serve to “hedge” the risk of owning our stock and otherwise can be highly speculative transactions with respect to our stock. Other than as discussed above, we do not have a policy regarding the ability of our employees or directors to hedge our equity securities, including with respect to the types of transactions identified in Item 407(i)(1) of Regulation S-K.

Tax Deductibility of NEO Compensation
Section 162(m) of the Internal Revenue Code generally limits our annual tax deduction to $1.0 million, per executive, for compensation paid to our Chairman and CEO and other NEOs. As part of the United States tax reform legislation enacted on December 22, 2017, the performance-based compensation exception from the $1.0 million deductibility limit for compensation paid to our NEOs was repealed, among other changes. These changes to Section 162(m) apply to Comtech for fiscal 2019 and thereafter. As a result, compensation paid to our current or former NEOs in excess of $1.0 million generally will not be deductible unless it qualifies for "grandfathering" relief applicable to certain contractual arrangements in place as of November 2, 2017 that are not materially modified after that date. The amendments to Section 162(m) will result in a larger proportion of NEO compensation being non-deductible in fiscal 2019 and thereafter as compared to fiscal 2018 and earlier years.

While the ECC has taken steps in the past to preserve tax deductibility under Section 162(m), it has retained and will continue to retain authority to approve compensation arrangements that may not be fully tax deductible under Section 162(m). The principal objective of the ECC in establishing and approving our compensation arrangements is to help Comtech attract, retain and appropriately reward our management team with the extent to which a related tax deduction may be available being but one consideration, among many.

Independent Reviews of Executive Compensation

In the past several years, the ECC has engaged independent executive compensation consulting firms to perform reviews of our executive compensation programs and practices and to validate certain feedback that we heard from certain of our stockholders. In fiscal 2015 and fiscal 2016, the ECC engaged the executive compensation consulting firm Gallagher & Co. The ECC considered the six factors specified under applicable NASDAQ listing standards and other relevant information concerning potential conflicts of interest and determined that Gallagher & Co. is independent. Prior to fiscal 2015, the ECC had retained Steven Hall, an executive compensation consulting firm determined by the ECC to be independent.

The ECC engaged in an extensive review of our executive compensation process as in effect from fiscal 2013 through fiscal 2016, which included review of the results of compensation studies provided by the ECC’s independent compensation consultants. These actions of the ECC are discussed in detail in the Compensation Discussion and Analysis portion of our fiscal 2014 - 2016 proxy statements.

2020 Proxy Statement 44

COMPENSATION DISCUSSION AND ANALYSIS
Because the ECC determined to make no significant changes in the levels of compensation of our NEOs for fiscal 2020, it did not obtain and review an updated compensation study in the period leading into fiscal 2020 or during the fiscal year.

The ECC believes that a number of factors make our compensation program appropriate:

•The management team, including our Chairman and CEO, has extensive experience and an outstanding track record in the telecommunications equipment industry;

•The management team has a history of successful integration of acquisitions and product innovation, and the fiscal 2020 results are further evidence of this. These efforts will be crucial for the future success of Comtech;

•Even in the face of some of the most challenging global business conditions in modern history due to the COVID-19 pandemic, management has delivered operational profitability;

•The Company’s cash position and cash flow provides our Board with the opportunity to pay annual dividends and repurchase shares, and the ability to make acquisitions. The ECC believes that our NEOs have a superior record of deploying capital productively; and

•Our corporate executive team is lean. Our corporate NEOs oversee functions, such as legal, information technology, investor relations, and administration that, at many companies, have a separate department led by a senior executive officer. As such, benchmark comparisons of actual compensation based on title alone may not be fully comparable due to the breadth of responsibilities of Comtech's executives.

The ECC believes that our NEOs’ skills and experience are critical and will drive long-term total stockholder returns and that each of our individual NEOs’ fiscal 2020 compensation is well aligned with our fiscal 2020 performance and our long-term stockholder returns.

Executive Compensation Committee Interlocks and Insider Participation

During fiscal 2020, Messrs. Kaplan, Kantor, and Waldman and Ms. Lesavoy served as members of our Executive Compensation Committee. No member of our Executive Compensation Committee (i) is or was, during fiscal year 2020, an employee or an officer of Comtech or its subsidiaries, (ii) was previously an officer of Comtech or its subsidiaries or, (iii) has any relationship requiring disclosure as a related person transaction.

During fiscal 2020, no executive officer of Comtech served as a director or a member of the compensation committee of another company whose executive officers served on the compensation committee of Comtech. During fiscal 2020, Mr. Porcelain served as a director, chairman of the audit committee and member of the compensation committee of Air Industries Group. No interlock exists as a result of these roles.

2020 Proxy Statement 45

COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Committee Report

Our Executive Compensation Committee has furnished the following report. The information contained in this “Executive Compensation Committee Report” is not to be deemed to be “soliciting material” or to be “filed” with the SEC, nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

Our Executive Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K of the Exchange Act with management.

Based on such review and discussions, our Executive Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended July 31, 2020 for filing with the SEC.

Executive Compensation Committee

Ira S. Kaplan, Chairman
Edwin Kantor
Lisa Lesavoy
Lawrence J. Waldman

2020 Proxy Statement 46

FISCAL 2020 COMPENSATION TABLES

Executive Compensation

The table below provides information concerning the compensation of our NEOs for the fiscal years ended July 31, 2020, 2019 and 2018.

Summary Compensation Table - Fiscal 2020

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards (4) ($)	Stock Awards (5) ($)	Non-Equity Incentive Plan Compensation (6) ($)	All Other Compensation (7) ($)	Total ($)
Fred Kornberg (1)	2020	840,000	—	552,000	1,260,020	833,654	227,832	3,713,506
Chairman and CEO	2019	800,000	—	—	1,200,067	1,517,789	222,702	3,740,558
	2018	760,000	—	—	1,120,009	1,334,141	220,796	3,434,946
Michael D. Porcelain (2)	2020	525,000	—	386,400	787,505	548,283	43,188	2,290,376
President and Chief	2019	500,000	—	—	750,054	898,987	49,238	2,198,279
Operating Officer	2018	408,000	—	—	446,004	509,951	50,441	1,414,396
Michael A. Bondi (3)	2020	341,250	—	29,808	301,878	210,184	40,369	923,489
Chief Financial Officer	2019	325,000	—	—	287,503	315,877	32,200	960,580
John Branscum	2020	360,500	—	—	384,797	—	64,597	809,894
Former Sr. VP and Former President	2019	350,000	—	—	375,060	262,498	19,458	1,007,016
Comtech EF Data Corp. and Comtech Xicom Technology, Inc.	2018	335,000	—	—	382,529	331,802	17,268	1,066,599
Yelena Simonyuk Managing Counsel	2020	334,750	—	—	60,041	48,509	1,500	444,800
Nancy M. Stallone	2020	302,820	80,015 (8)	—	70,001	—	31,712	484,548
Vice President of Finance	2019	294,000	145,020	—	70,033	—	32,835	541,888
and Corporate Secretary	2018	283,250	145,018	—	63,949	—	36,636	528,853

(1)Our Chairman and CEO had an employment agreement in effect in fiscal 2020, but our other NEOs did not. The significant provisions of this agreement, including termination provisions, are further described under the headings “Other Policies and Practices” and “Summary and Table of Potential Payments Following a Change-in-Control or Upon Termination.”

(2)Mr. Porcelain served as our Chief Operating Officer from October 1, 2018 through January 28, 2020. Effective January 29, 2020, Mr. Porcelain was promoted to the position of President and Chief Operating Officer.

(3)Mr. Bondi was promoted to the position of Chief Financial Officer effective October 1, 2018.

(4)This amount represents the grant date fair value of stock option awards calculated in accordance with FASB ASC Topic 718. Stock options granted had an exercise price of $17.88 and a Black-Scholes value of $5.52. Additional information on these awards is included in the "Compensation Discussion and Analysis" above, under the heading "Long-term Equity Incentive Awards."

2020 Proxy Statement 47

FISCAL 2020 COMPENSATION TABLES

(5)These amounts represent the aggregate grant date fair value of grants of performance-based restricted stock units (considered Performance Shares under our 2000 Stock Incentive Plan) and time-vested restricted stock units, calculated in accordance with FASB ASC Topic 718, granted in fiscal 2018, 2019 and 2020. Assumptions used in the calculation of these amounts are discussed in Note 11 to our consolidated audited financial statements for the fiscal year ended July 31, 2020, included in our Annual Report on Form 10-K filed with the SEC on September 29, 2020. Performance-based restricted stock units awarded in fiscal 2020 have a three-year performance period (fiscal 2020 through fiscal 2022). The number of restricted stock units that may be earned based on performance over the full performance period can range from 70% of the target number if performance goals are achieved at the threshold performance level, to 200% of the target number if performance goals are achieved at the maximum performance level or zero if not achieved. See "Compensation Discussion and Analysis" and the "Table of Grants of Plan-Based Awards - Fiscal 2020." No part of the performance-based restricted stock units will be earned if such performance fails to reach the threshold performance level for at least one of the performance goals. The amounts included for fiscal 2020 in this column are the grant date fair values of the target number of performance-based restricted stock units together with the fair values of the full number of time-based restricted stock units granted to the indicated NEO. In fiscal 2020, stock awards included restricted stock units as follows: Mr. Kornberg, $630,010; Mr. Porcelain, $393,753; Mr. Bondi, $150,939; Mr. Branscum, $192,398; Ms. Simonyuk, $30,020; and Ms. Stallone, $70,001. In fiscal 2020, stock awards also included performance-based restricted stock units as follows: Mr. Kornberg, $630,010; Mr. Porcelain, $393,753; Mr. Bondi, $150,939; Mr. Branscum, $192,398; and Ms. Simonyuk, $30,020. If the performance goals for the three-year performance period were to be achieved at the maximum levels, the grant-date fair value of the performance-based restricted stock units included in the amounts in this column would be as follows: Mr. Kornberg, $1,260,020 (rather than $630,010); Mr. Porcelain, $787,505 (rather than $393,753); Mr. Bondi, $301,878 (rather than $150,939); Mr. Branscum, $384,797 (rather than $192,398); and Ms. Simonyuk, $60,041 (rather than $30,020). Dividend equivalents accrue as cash amounts on the 2020 performance-based and time-based restricted stock unit awards granted, subject to the same performance-based and time-based vesting requirements that apply to the granted restricted stock units.

(6)Non-equity incentive plan compensation for each fiscal year was settled at or shortly after fiscal year end upon final approval by the ECC and subject to the issuance of the Company’s annual audited financial statements. Awards granted in fiscal 2018, 2019 and 2020 were settled mostly in fully vested share units and, for some NEOs, with the remainder in cash. The details of the determination of the fiscal 2020 non-equity incentive plan compensation for our NEOs are discussed in the section of this Proxy Statement entitled "Compensation Discussion and Analysis."

(7)See “Details of All Other Compensation” table below. Amounts in this table reflect amounts reported in each individual NEO’s IRS Form W-2 relating to the calendar year that ended during such fiscal year.

(8)This amount represents a discretionary cash bonus awarded to Ms. Stallone for her performance during fiscal 2020 which was paid out in the form of fully vested share units. See "Overview and Components of Fiscal 2020 Compensation Opportunities - Cash Bonuses" in the Compensation Discussion and Analysis above for additional information.

Details of All Other Compensation

Name	401(k) Matching Contribution ($)	Term Life Insurance ($)	Automobile Allowance ($)	Unused Vacation Time Paid Out ($)	Expense Allowance ($)	Health Savings Account Matching Contribution ($)	Total “All Other” Compensation ($)

Fred Kornberg	11,400	128,542	8,275	64,615	15,000	—	227,832
Michael D. Porcelain	11,400	—	—	30,288	—	1,500	43,188
Michael A. Bondi	11,400	—	6,000	22,969	—	—	40,369
John Branscum	9,063	—	—	54,034	—	1,500	64,597
Yelena Simonyuk	—	—	—	—	—	1,500	1,500
Nancy M. Stallone	11,400	—	6,000	12,812	—	1,500	31,712

2020 Proxy Statement 48

FISCAL 2020 COMPENSATION TABLES

Table of Grants of Plan-Based Awards - Fiscal 2020

		(1) (2) Estimated Future Payouts Under Fiscal 2020 Non-Equity Incentive Plan Awards			(3) Estimated Future Payouts Under Fiscal 2020 Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of securities underlying options (#)	Exercise or Base Price of Option Awards ($/share)	(4) Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Fred	9/24/2019	882,000	1,260,000	1,890,000	-	-	-	-	-	-	-
Kornberg	8/9/2019	-	-	-	15,807	22,581	45,162	-	-	-	630,010
	8/9/2019	-	-	-	-	-	-	22,581	-	N/A	630,010
	5/28/2020	-	-	-	-	-	-	-	100,000	17.88	552,000
	7/31/2020	-	-	-	-	-	-	40,812	-	N/A	670,133 (2)
Michael D.	9/24/2019	610,313	787,500	1,082,813	-	-	-	-	-	-	-
Porcelain	8/9/2019	-	-	-	9,879	14,113	28,226	-	-	-	393,753
	8/9/2019	-	-	-	-	-	-	14,113	-	N/A	393,753
	5/28/2020	-	-	-	-	-	-	-	70,000	17.88	386,400
	7/31/2020	-	-	-	-	-	-	28,723	-	N/A	471,632 (2)
Michael A.	9/24/2019	233,953	301,875	415,078	-	-	-	-	-	-	-
Bondi	8/9/2019	-	-	-	3,787	5,410	10,820	-	-	-	150,939
	8/9/2019	-	-	-	-	-	-	5,410	-	N/A	150,939
	5/28/2020	-	-	-	-	-	-	-	5,400	17.88	29,808
	7/31/2020	-	-	-	-	-	-	11,011	-	N/A	180,801 (2)
John	9/24/2019	298,181	384,750	529,031	-	-	-	-	-	-	-
Branscum	8/9/2019	-	-	-	4,827	6,896	13,792	-	-	-	192,398
	8/9/2019	-	-	-	-	-	-	6,896	-	N/A	192,398
Yelena	9/24/2019	50,375	65,000	89,375	-	-	-	-	-	-	-
Simonyuk	8/9/2019	-	-	-	753	1,076	2,152	-	-	-	30,020
	8/9/2019	-	-	-	-	-	-	1,076	-	N/A	30,020
	7/31/2020	-	-	-	-	-	-	2,569	-	N/A	42,183 (2)
Nancy M.	8/9/2019	-	-	-	-	-	-	2,509	-	N/A	70,001
Stallone	7/31/2020	-	-	-	-	-	-	4,873	-	N/A	80,015 (2)

(1)Our fiscal 2020 non-equity incentive awards were granted under our 2000 Stock Incentive Plan and, in the case of Mr. Kornberg, also included an amount payable under his employment agreement. Amounts presented as “Threshold” assume all personal goals (if applicable) were achieved, and all financial performance goals were met at the threshold level (i.e., 70% of target). Amounts presented as “Maximum” assume all personal goals (if applicable) were achieved, and all financial performance goals were met at the maximum level of 150% of target.

(2)For NEOs, other than Ms. Stallone, these amounts represent share units granted at the end of the fiscal year as a partial or full payout of the awards described in the columns headed "Estimated Future Payouts Under Fiscal 2020 Non-Equity Incentive Plan Awards." The total dollar value of the final fiscal 2020 non-equity incentive plan award payable (i.e., both the stock and cash portion) is included in the Summary Compensation Table in the column headed "Non-Equity Incentive Plan Compensation," as described in Note (6) to the “Summary Compensation Table - Fiscal 2020.” For Ms. Stallone, the amount represents share units granted at the end of the fiscal year as a full payout of her cash bonus, the dollar value of which is reported in the “Summary Compensation Table - Fiscal 2020” in the column headed "Bonus."

(3)Performance-based restricted stock units were granted pursuant to our 2000 Stock Incentive Plan and are considered Performance Shares under the terms of the plan. See Note (5) to the “Summary Compensation Table – Fiscal 2020.”

(4)For stock awards, this amount represents the grant date fair value of the target number of performance-based restricted stock units and the grant-date fair value of the full number of shares of time-based restricted stock units and share units. For option awards, this amount represents the aggregate grant date fair value of stock options. The grant date fair value for all share-based awards is calculated in accordance with FASB ASC Topic 718 discussed in Note 11 to our consolidated audited financial statements for the fiscal year ended July 31, 2020, included in our Annual Report on Form 10-K filed with the SEC on September 29, 2020.

2020 Proxy Statement 49

FISCAL 2020 COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year End – Fiscal 2020

Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares of Stock or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Stock or Other Rights That Have Not Vested ($) (1)
Fred	5/28/2020	-	100,000	17.88	5/28/2030	-	-	-	-
Kornberg	8/9/2019	-	-	-	-	22,581	370,780	22,581	370,780
	8/8/2018	-	-	-	-	13,846	227,351	17,307	284,181
	8/9/2017	-	-	-	-	18,422	302,489	30,702	504,127
	8/9/2016	-	-	-	-	15,514	254,740	-	-
	9/21/2015	66,400	16,600	26.62	9/21/2025	-	-	-	-
	8/4/2014	85,000	-	33.94	8/4/2024	-	-	-	-
	8/1/2013	85,000	-	27.25	8/1/2023	-	-	-	-
	6/5/2013	60,000	-	26.08	6/5/2023	-	-	-	-
	6/6/2012	50,000	-	29.51	6/6/2022	-	-	-	-
	6/2/2011	100,000	-	27.67	6/2/2021	-	-	-	-
Michael D.	5/28/2020	-	70,000	17.88	5/28/2030	-	-	-	-
Porcelain	8/9/2019	-	-	-	-	14,113	231,735	14,113	231,735
	10/4/2018	-	-	-	-	3,203	52,593	4,003	65,729
	8/8/2018	-	-	-	-	5,481	89,998	6,851	112,493
	8/9/2017	-	-	-	-	7,336	120,457	12,226	200,751
	8/9/2016	-	-	-	-	5,693	93,479	-	-
	8/4/2015	24,000	6,000	28.35	8/4/2025	-	-	-	-
	8/4/2014	30,000	-	33.94	8/4/2024	-	-	-	-
	8/1/2013	27,000	-	27.25	8/1/2023	-	-	-	-
	6/5/2013	25,000	-	26.08	6/5/2023	-	-	-	-
	6/6/2012	20,000	-	29.51	6/6/2022	-	-	-	-
	10/3/2011	25,000	-	27.21	10/3/2021	-	-	-	-
	6/2/2011	45,000	-	27.67	6/2/2021	-	-	-	-
Michael A.	5/28/2020	-	5,400	17.88	5/28/2030	-	-	-	-
Bondi	8/9/2019	-	-	-	-	5,410	88,832	5,410	88,832
	10/4/2018	-	-	-	-	1,717	28,193	4,185	68,718
	8/8/2018	-	-	-	-	1,616	26,535	-	-
	8/9/2017	-	-	-	-	2,104	34,548	-	-
	8/9/2016	-	-	-	-	1,946	31,953	-	-
	8/4/2015	8,440	2,110	28.35	8/4/2025	-	-	-	-
	6/4/2014	10,550	-	31.44	6/4/2024	-	-	-	-
	6/5/2013	4,460	-	26.08	6/5/2023	-	-	-	-
	6/6/2012	2,175	-	29.51	6/6/2022	-	-	-	-
	6/2/2011	3,500	-	27.67	6/2/2021	-	-	-	-
John Branscum (2)	-	-	-	-	-	-	-	-	-
Yelena	8/9/2019	-	-	-	-	1,076	17,668	1,076	17,668
Simonyuk	6/4/2019	-	-	-	-	254	4,171	317	5,205
Nancy M.	8/9/2019	-	-	-	-	2,509	41,198	-	-
Stallone	8/8/2018	-	-	-	-	1,616	26,535	-	-
	8/9/2017	-	-	-	-	2,104	34,548	-	-
	8/9/2016	-	-	-	-	1,946	31,953	-	-
	8/4/2015	2,110	2,110	28.35	8/4/2025	-	-	-	-
	6/4/2014	2,110	-	31.44	6/4/2024	-	-	-	-

2020 Proxy Statement 50

FISCAL 2020 COMPENSATION TABLES

(1)Each option vests as to 20% of the underlying shares on each of the first five anniversaries of the grant date. The options granted are subject to accelerated vesting in the event of a change-in-control and, for NEOs with a Tier 1 change-in-control agreement certain events outside a change-in-control, the performance-based restricted stock unit awards granted 8/9/2017, 8/8/2018, 10/4/2018 (granted to Messrs. Porcelain and Bondi given their promotions effective October 1, 2018), and 8/9/2019 as shown in the two right-hand columns under the heading "Stock Awards" vest over a three-year performance period that ends on July 31, 2020, July 31, 2021 and July 31, 2022, respectively, if pre-established performance goals are attained (including potential attainment in years one and two of the three-year period) and service-based vesting requirements are met. The number of outstanding performance shares for Messrs. Kornberg, Porcelain and Bondi, included in the above table, and the related payout values, assume achievement of the pre-established goals at a target level. Unless the NEO has elected deferral, for each share earned under the performance-based restricted stock unit award, the NEO will receive one share of Common Stock on the applicable settlement date for such award. Restricted stock granted on 8/9/2016 and restricted stock units granted on 8/9/2017, 8/8/2018, 10/4/2018, and 8/9/2019 (as shown in the two left-hand columns under the heading "Stock Awards") vest as to 20% of the shares initially awarded on each of the first five anniversaries of the grant date. Market value of stock awards is based on the closing price of our Common Stock on July 31, 2020 of $16.42 per share.

(2)Mr. Branscum terminated his employment with the Company effective April 8, 2020.

Table of Options Exercised and Stock Vested - Fiscal 2020

Name of Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (2) (3)	Value Realized on Vesting ($) (4)
Fred Kornberg	100,000	641,000	109,659	2,593,525
Michael D. Porcelain	43,750	280,438	51,240	1,103,438
Michael A. Bondi	-	-	13,517	252,394
John Branscum	-	-	17,146	479,173
Yelena Simonyuk	-	-	2,632	43,265
Nancy M. Stallone	-	-	6,950	138,262

(1)Includes performance-based restricted stock units that vested during fiscal 2020 as follows: Mr. Kornberg, 51,490; Mr. Porcelain, 15,056; and Mr. Branscum, 11,199.

(2)Includes fully vested share units acquired on July 31, 2020 upon settlement of non-equity incentive plan compensation as follows: Mr. Kornberg, 40,812; Mr. Porcelain, 28,723; Mr. Bondi, 11,011; Ms. Simonyuk, 2,569; and Ms. Stallone, 4,873.

(3)Includes restricted stock that vested during fiscal 2020 as follows: Mr. Kornberg, 7,756; Mr. Porcelain, 2,846; Mr. Bondi, 972; Mr. Branscum, 2,769; and Ms. Stallone, 972 and restricted stock units that vested during fiscal 2020 as follows: Mr. Kornberg, 9,601; Mr. Porcelain, 4,615; Mr. Bondi, 1,534; Mr. Branscum, 3,178; Ms. Simonyuk, 63; and Ms. Stallone, 1,105.

(4)Amounts represent the aggregate market value of the award on the date it is fully vested, based on the closing price per share of our Common Stock on the NASDAQ on that date (or the nearest preceding trading date).

2020 Proxy Statement 51

FISCAL 2020 COMPENSATION TABLES

Non-Qualified Deferred Compensation - Fiscal 2020

The following table sets forth information with respect to amounts earned by the NEO, including earnings, in prior years, and for which delivery of the underlying shares is deferred until the earlier of (i) separation of service (within the meaning of Code Section 409A), (ii) a change of control of the Company, or (iii) death or disability, or, in the case of share units granted in payment of fiscal 2019 and fiscal 2020 annual incentives, deferred for one year. All of these share deferrals are settled by issuance and delivery of shares of our Common Stock.

Name of Executive Officer	NEO Contributions In Last Fiscal Year	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings (Loss) in Fiscal 2020 ($) (2)	Aggregate Withdrawals/ Distributions ($) (3)	Aggregate Balance at July 31, 2020 ($) (4)
Fred Kornberg	-	670,133	(855,908)	(811,010)	874,316
Michael D. Porcelain	-	471,632	(475,800)	(481,473)	581,669
Michael A. Bondi	-	180,801	(143,826)	(169,041)	180,801
John Branscum	-	-	(219,678)	(130,243)	-
Yelena Simonyuk	-	42,183	(7,206)	(8,864)	42,183
Nancy M. Stallone	-	80,015	(66,487)	(78,533)	80,015

(1)For all NEOs, except Ms. Stallone, these amounts represent the dollar value of share units issued in respect of their fiscal 2020 non-equity incentive compensation payments. In the case of Ms. Stallone, the amount represents the dollar value of share units issued in respect of Ms. Stallone's fiscal 2020 discretionary bonus payment. Shares of Common Stock underlying these share units will be delivered to the NEOs following the one-year anniversary of the date the share units were granted.

(2)The aggregate earnings (loss) in fiscal 2020 reflect changes in the market value of the Company’s Common Stock during fiscal 2020, increased by accrued dividend equivalents, which equaled the cash dividends per share paid to our stockholders in fiscal 2020 for each deferred share credited to the participant as of the dividend payment date.

(3)Represents the dollar value of shares of Common Stock delivered to all NEOs (other than Ms. Stallone), including dividend equivalents, upon the settlement of the share units issued in respect of the NEO's fiscal 2019 non-equity incentive compensation payments and, for Ms. Stallone, the dollar value of shares of Common Stock delivered in respect of her fiscal 2019 bonus.

(4)In accordance with SEC rules, the grant-date value of the share-denominated compensation that was originally deferred was previously reported in the "Summary Compensation Table" for the applicable fiscal year.

Summary and Table of Potential Payments Following a Change-in-Control or Upon Termination

In this section, we describe our commitments, in effect at the end of fiscal 2020, under agreements and plans to provide payments in connection with a change-in-control and in connection with terminations of employment.

2020 Proxy Statement 52

FISCAL 2020 COMPENSATION TABLES

All of our NEOs serving as of July 31, 2020 had change-in-control agreements.

Our change-in-control agreements contain “double-trigger” clauses. In other words, before any individual NEO could receive any change-in-control payments, two events must occur: (i) a "change-in-control" (as defined in the 2000 Stock Incentive Plan) and (ii) the NEO is terminated by the Company without “cause” or circumstances arise constituting “good reason” (as those terms are defined in the agreement), in each case, within two years of a change-in-control. Good reason includes the assignment of any duties inconsistent in any material adverse respect with the individual NEO’s original position, authorities or responsibilities; a material reduction in compensation (as defined in the agreement); and the relocation of employment to a location more than fifty miles from the location of the individual NEO’s principal place of employment prior to the change-in-control. Providing this improved job security is important in order to retain executives through the disruption of a change-in-control and thereafter. In addition, these provisions are intended to be fair and competitive to aid in attracting and retaining experienced executives.

Upon a change-in-control and qualifying termination in fiscal 2020, our NEOs would have received payments and other benefits based on the “tier” to which the NEO is assigned which was based on an assessment of market competitiveness and is summarized in the table below:

Title	Tier	Summary of Change-in-Control Amounts Payable
CEO, President and COO, and CFO	1
A lump sum in cash, up to 2.5 times (based on length of service), the sum of annual base salary in effect and average annual incentive compensation paid or payable or granted for the three fiscal years prior to the termination of employment. Annual incentive compensation includes the grant date fair value of any long-term performance share awards, restricted stock, stock options or any other equity based award paid or payable or granted during the applicable year, as well as any other equity based awards paid or payable or granted in lieu of annual non-equity incentive compensation for that year (for example, share units).

Health insurance continuation for a three-year period. Standard severance in accordance with Company guidelines. Certain other benefits, shown in the table below, would also be payable.

Managing Counsel	2	Similar to Tier 1, except stock options and other equity awards shall be governed by the terms of the applicable plans and award agreements.
Vice President of Finance and Corporate Secretary	3	Same as Tier 2, except the multiplier is 1.5 times.

In addition to what is summarized in the above table, such change-in-control agreements also provided for the following:

•With respect to each individual NEO’s annual incentive award for the fiscal year in progress at the date of their qualifying termination (as that term is defined) and their annual incentive award for any previously completed year for which a final annual incentive award has not yet been determined, awards will vest as follows:

(i) any award based on pre-set performance goals based on the greater of (x) target achievement and (y) actual achievement of the performance goals projected at that level through the end of each applicable performance period, with no proration for the portion of each applicable performance period during which the NEO was employed and without negative discretion; and

2020 Proxy Statement 53

FISCAL 2020 COMPENSATION TABLES

(ii) any discretionary award as of the date of termination based on a level consistent with the level of annual incentives (as a percentage of base salary) of other executives of comparable rank whose annual incentives are based on pre-set performance goals, but in an amount not less than the pro rata amount of the individual NEO’s average prior years’ annual incentive amount referred to above.

•For NEOs with a Tier 1 change-in-control agreement, for a period prior to and up to two (2) years following the 24-month protected period after the change-in-control, termination of the individual NEO's employment by us not for cause or by the individual NEO for "modified good reason" (as defined in the agreement) would entitle the NEO to receive a cash payment equal to two (2) times the sum of their base salary and their average annual incentive awards actually paid or payable for performance in the three fiscal years preceding the year in which the change-in-control occurs.

•For NEOs with a Tier 2 or Tier 3 change-in-control agreement, for a period of up to one (1) year following the 24-month protected period after the change-in-control, termination of the individual NEO’s employment by us not for cause or by the individual NEO for "modified good reason" (as defined in the applicable agreement) would entitle the NEO to receive a payment equal to one and a half (1.5) times and one (1) times, respectively, the sum of their base salary and their average annual incentive awards actually paid or payable for performance in the three fiscal years preceding the year in which the change-in-control occurs.

•For NEOs with a change-in-control agreement, stock-based awards granted under the 2000 Stock Incentive Plan will not become immediately vested and exercisable (and restrictions on such awards will not lapse) unless an additional “double-trigger” event occurs in connection with the change-in-control, including a decision by the acquirer not to assume or replace awards in existence prior to the change-in-control which would provide equivalent rights and benefits to the NEO.

Our change-in-control agreements do not provide for a tax “gross-up” if change-in-control payments were to trigger “golden parachute” excise taxes. In the event that the amounts payable to the individual NEO in connection with a change-in-control are subject to the golden parachute excise tax, the payment to be made to the individual NEO may be reduced if the reduction would provide the individual NEO with a greater net after-tax amount than would be the case if no such reduction took place. If the excise tax is triggered, however, it will be payable by the NEO without reimbursement by the Company.

Under the change-in-control agreements for our NEOs, each individual NEO would be eligible, subject to compliance with certain post-employment restrictions, for company-provided health-care benefits. In addition, each agreement prohibits an individual NEO from competing (as defined) with us for a period of one-year after a change-in-control. NEOs are required to execute and not revoke a release of claims in order to receive payments and benefits under the change-in-control agreements. The initial term of the change-in-control agreements is two years, with automatic successive two-year renewals for Tier 1 agreements, and automatic successive one-year renewals for Tier 2 and Tier 3 agreements.

Tier 1 change-in-control agreements provide for severance payments and benefits in the event employment is terminated by us without cause or terminated by the NEO for "modified good reason" (as defined in the agreement) outside a change-in-control. Our NEOs also participate in our company-wide severance plan, which provides U.S. employees, who are terminated by us without cause, with severance payments approximating two weeks of salary for less than five years of service, three weeks of salary for five or more years of service but less than fifteen years of service, and four weeks of salary for fifteen or more years of service. Severance payments under the company-wide plan do not include annual incentives such as cash bonuses, non-equity incentive awards or equity-based awards, and the plan does not provide outplacement services or subsidized medical coverage.

2020 Proxy Statement 54

FISCAL 2020 COMPENSATION TABLES

Our long-term performance shares granted in fiscal 2018, 2019 and 2020 provide for accelerated vesting upon death or disability, with the performance deemed to be the greater of (x) target achievement and (y) actual achievement of the performance goals from the beginning of the full three-year performance period through the end of the fiscal quarter in which death or disability occurred and projected at that level over the remainder of the full three-year performance period. Those awards also provide for accelerated vesting in the case of a termination of the executive by us without cause, with the performance deemed to be the actual achievement of the performance goals through the end of the fiscal quarter in which termination occurred and projected at that level through the end of each applicable performance period (including the one- and two-year performance periods), but with the earned shares pro-rated for the portion of each applicable performance period during which the participant was employed, less any earned shares from completed performance periods to avoid double counting. For NEOs with Tier 1 change-in-control agreements, including Messrs. Kornberg, Porcelain and Bondi, the number of earned shares will be based on the greater of (x) target achievement and (y) actual achievement of the performance goals projected at that level through the end of each applicable performance period, with no proration for the portion of each applicable performance period during which the NEO was employed and without negative discretion by the ECC.

For participants who, as of the grant date, have ten or more years of service with the Company, as determined by the ECC in its sole discretion (a "Qualified Long-Term Employee"), upon such participant’s voluntary termination of employment for any or no reason prior to the Final Certification Date, the participant will be entitled to receive a number of shares determined based on actual achievement of the performance goals for the full three-year performance period, determined without negative discretion by the ECC but pro-rated for the portion of the full three-year performance period the participant was employed. This provision applied to Messrs. Kornberg, Porcelain and Bondi during fiscal 2020.

2020 Proxy Statement 55

FISCAL 2020 COMPENSATION TABLES

The summary table below takes into consideration the circumstances of the event and the additional payments that each NEO would be entitled to under the agreements described and the 2000 Stock Incentive Plan, assuming the event occurred as of July 31, 2020. In accordance with SEC rules, company-wide benefits and plans that are generally available to all salaried employees and are non-discriminatory were insignificant and were excluded from the below table. Amounts shown are calculated without regard to the potential for reduction in order that the executive not incur a golden parachute excise tax.

Termination Scenario (As of July 31, 2020)	Fred Kornberg ($)	Michael D. Porcelain ($)	Michael A. Bondi ($)	John Branscum ($) (5)	Yelena Simonyuk ($)	Nancy M. Stallone ($)
Potential Change-in-Control Payments:

Assuming no Termination (as defined)
Equity award vesting (1)	1,522,873	818,176	298,335	-	37,930	134,234

Termination Without Cause or For Good Reason (as defined)
Health insurance continuation (2)	3,924	79,812	6,444	-	42,636	79,812
Equity award vesting (1)	1,522,873	818,176	298,335	-	37,930	134,234
Change-in-control payment (3)	8,425,225	4,237,450	1,696,386	-	551,620	773,186

Potential Severance Payments upon Termination:

Voluntary Termination by the NEO
Equity award vesting (4)	832,133	400,238	72,741	-	-	-

Termination Due to Death or Disability
Equity award vesting (1)	1,522,873	818,176	298,335	-	15,057	-

Termination by Us Without Cause or Voluntary Termination Due to Modified Good Reason (as defined and applicable)
Health insurance continuation (2)	2,616	53,208	4,296	-	-	-
Equity award vesting (1)	1,522,873	818,176	298,335	-	952	-
Amount payable (3)	6,688,488	3,357,652	1,341,358	-	-	-

(1)For all NEOs, these amounts represent the aggregate value of stock-based awards as of July 31, 2020 that would become vested as a direct result of a change-in-control or upon an applicable termination. For purposes of this table, it is assumed that replacement awards were not granted upon a change-in-control. If vesting accelerates for such awards, long-term performance shares for NEOs with Tier 1 agreements will be deemed to be earned at the higher of the target or actual performance level to-date projected through the end of the performance period, without proration and without negative discretion by the ECC. For NEOs with Tier 2 and Tier 3 agreements, in the event that a change-in-control occurs but the long-term performance shares are not assumed, or in the event of the NEO’s death or disability, the long-term performance shares will be deemed to be earned at the higher of the target or actual performance level to-date projected through the end of the performance period and without proration. In the event of termination without cause prior to a change-in-control, awards for NEOs with Tier 2 and Tier 3 agreements are earned based on actual achievement and would be subject to proration. Values are based on the closing price of our Common Stock, $16.42, on July 31, 2020.

(2)For NEOs terminated upon a change-in-control, health insurance continuation amounts are estimates for three years based on the current plan in which the executive officer is enrolled and will vary in amount for a given executive officer based on the actual plan and actual costs following termination of employment. For NEOs terminated by us without cause or voluntarily terminated due to modified good reason, health insurance continuation amounts are estimates for two years. Mr. Kornberg and Mr. Bondi do not participate in the Company’s medical insurance program.

2020 Proxy Statement 56

FISCAL 2020 COMPENSATION TABLES

(3)For each NEO, the amount represents the sum of the NEO's annual base salary and average annual incentive compensation paid or payable or granted for the three fiscal years prior to the termination of employment multiplied by the applicable multiple, as defined in each NEO's respective "tier" agreement and, as applicable, an estimate of severance payments under the general company-wide plan described above.

(4)As Messrs. Kornberg, Porcelain and Bondi are Qualified Long-Term Employees, the NEO would be entitled to receive a number of shares determined based on actual achievement of the performance goals for the full three-year performance period, determined without negative discretion by the ECC but pro-rated for the portion of the full three-year performance period the NEO was employed. The amounts in the table are estimates based upon actual performance through July 31, 2020. Because the ultimate payout would be based on actual performance determined at the end of the three-year performance period, the actual payout is not determinable as of July 31, 2020. Any earned shares would be distributed to the NEOs within 75 days of the Final Certification Date.

(5)Mr. Branscum terminated his employment with the Company effective April 8, 2020.

None of the above payments have actually been made to any of the NEOs. The actual payments and benefits that would be made to each NEO under each circumstance can only be known once a qualifying event occurs.

CEO Pay Ratio

Presented below is information regarding the ratio of the fiscal 2020 annual total compensation of our CEO as compared to that of our employee compensated at the median level. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

For fiscal 2020:

•Our CEO's annual total compensation, as reported in the "Summary Compensation Table," was $3,713,506.

•Our median employee's annual total compensation that would be reportable in the "Summary Compensation Table" was $91,988.

•Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was approximately 40:1. For fiscal 2019, our CEO pay ratio was 41:1. We believe our CEO pay ratio validates the equity of the Company's overall compensation policy as compared to 2,021 public companies who reported an average CEO pay ratio of 173:1 and a median ratio of 75:1 as of June 24, 2019 according to a study prepared by Pearl Meyer & Partners, a well-known compensation firm.

We identified our median employee by using fiscal 2020 base salaries, our consistently applied compensation measure, for all individuals, excluding our CEO, who were employed by us in the United States, Canada and the United Kingdom on a full-time or part-time basis on July 31, 2020. As permitted by applicable rules, we excluded from this analysis employees located outside of the United States, Canada and the United Kingdom that represented less than 5% of the employee base as follows: four in Algeria; 13 in Australia; 11 in China; one in France; seven in India; one in Malaysia; four in Singapore; and one in Sri Lanka. Our total employee work force in all countries, as of the determination date, was 1,796, of which a combined 1,754 (97.7%) were located in the United States, Canada and the United Kingdom.

2020 Proxy Statement 57

FISCAL 2020 COMPENSATION TABLES

Securities Authorized for Issuance Under Equity Compensation Plans
Equity Compensation Information Table
The following table sets forth information as of July 31, 2020 regarding our compensation plans and the Common Stock we may issue under the plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights, and conversion of stock units, restricted stock units and performance shares (1)	Weighted-average exercise price of outstanding options, warrants and rights, and conversion of stock units, restricted stock units and performance shares (1)	Number of securities remaining available for future issuance under equity compensation plans (2)
Equity compensation plans approved by stockholders	2,615,646	$13.80	2,055,419
Equity compensation plans not approved by stockholders	—	—	—
Total	2,615,646	$13.80	2,055,419

(1)The number reported in this column assumes that long-term performance shares are earned at 200% of the target number of long-term performance shares. See Note (4) to the "Summary Compensation Table - Fiscal 2020." Stock units, restricted stock units and performance shares are convertible into shares of our Common Stock on a one-for-one basis, subject to certain vesting and other requirements, and do not require the payment of an exercise price. As such, for these awards, the weighted average exercise price reflected in the above table assumes a zero exercise price. The weighted average exercise price of stock option awards only was $26.17 as of July 31, 2020.

(2)Includes 209,991 shares available for issuance under the Comtech Telecommunications Corp. Second Amended and Restated 2001 Employee Stock Purchase Plan. That plan permits employees to purchase shares at a discount from fair market value of up to 15% of the market price of our Common Stock at the beginning or end of each calendar quarter. 1,845,428 shares remained available for issuance under the 2000 Stock Incentive Plan for either stock options, stock appreciation rights (which constitute options, warrants or rights for purposes of this table), restricted stock, restricted stock units, and other full-value awards. For purposes of this table, we assumed maximum achievement for all outstanding three-year performance-based restricted stock unit awards.

2020 Proxy Statement 58

AUDIT COMMITTEE AND OTHER MATTERS
Audit Committee Report

Our Audit Committee has furnished the following report.

The information contained in the "Audit Committee Report" is not to be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (“SEC”), nor is such information to be incorporated by reference into any future filings under the Securities Act or the Exchange Act, as amended, except to the extent that we specifically incorporate it by reference into such filings.

The Audit Committee assists the Board of Directors in fulfilling its responsibilities by overseeing the accounting and financial reporting processes of Comtech, the audits of Comtech’s consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as Comtech’s independent auditor, and the performance of Comtech’s internal auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. Deloitte & Touche LLP ("Deloitte"), Comtech’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting.

In fiscal 2020, the Audit Committee, in fulfilling its responsibilities, among other things:

•reviewed and discussed the audited financial statements contained in the 2020 Annual Report on SEC Form 10-K with Comtech’s management and with Deloitte;

•discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 1301, Communication with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board; and

•received written disclosures and the letter from Deloitte required by Public Company Accounting Oversight Board Rule 3526, "Communication with Audit Committees Concerning Independence," and discussed with Deloitte its independence from Comtech and its management.

In reliance on the reviews and discussion noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Comtech’s Annual Report on Form 10-K for the fiscal year ended July 31, 2020, for filing with the SEC.

Audit Committee

Lawrence J. Waldman, Chairman
Lisa Lesavoy
Robert G. Paul
Dr. Yacov A. Shamash

2020 Proxy Statement 59

AUDIT COMMITTEE AND OTHER MATTERS
Certain Relationships and Related Transactions
Policies and Procedures Regarding Related Party Transactions
Our Standards of Business Conduct provide that transactions with related parties, as defined in the Standards of Business Conduct, must be communicated to the Corporate Compliance Officer and, as applicable, the Audit Committee. The Audit Committee's responsibilities involve evaluating related party transactions, including all transactions between the Company and any of its directors, executive officers, family members of directors and executive officers, and companies in which any director, executive officer or family member is known to be employed or is known to be a partner, principal or in a similar position.

In addition, our Corporate Governance Policy and Guidelines adopted by the Audit Committee provide that, without the prior approval of a majority of disinterested members of the full Board of Directors and, if required by applicable listing standards, the Company will not make significant charitable contributions to organizations in which a director or family member of the director is affiliated, enter into consulting contracts with (or otherwise provide indirect compensation to) a director, or enter into any relationships or transactions (other than service as a director and Board of Directors committee member) between the Company and the director (or any business or nonprofit entity or organization in which the director is a general partner, controlling stockholder, officer, manager, or trustee, or materially financially interested).

When evaluating any related party transaction, the Audit Committee considers, among other matters, the terms of the proposed transaction or arrangement, as compared to the terms that could reasonably be expected to be obtained from an unrelated party, and whether the proposed transaction or arrangement is in the best interests of the Company and its stockholders.

Certain Transactions
We lease a 46,000 square foot facility in Melville, New York from a partnership controlled by our Chairman and CEO. This facility has been used by our Government Solutions segment for manufacturing, engineering, sales and other administration functions for many years. In June 2011, in connection with our lease expiring in December 2011, our Nominating and Governance Committee of the Board of Directors performed a comprehensive assessment to determine: (i) whether or not the facility met our current and future business requirements, and (ii) what terms and conditions we should consider in potentially negotiating a new lease. In determining current and future business requirements, the Nominating and Governance Committee considered detailed operational requirements prepared by appropriate management levels within our high-performance transmission technology product line. In determining the terms and conditions that we should consider, our Nominating and Governance Committee obtained written reports from three independent commercial real estate firms regarding prevailing rents for comparable facilities in the general vicinity. Our annual rent for this facility was $649,000 for fiscal 2020. The lease provides for our use of the premises as they exist through December 2021 with an option, exercisable by us, for an additional ten-year period. Additionally, we have a right of first refusal in the event of a sale of the facility.

2020 Proxy Statement 60

PROPOSALS

PROPOSAL NO. 1 – ELECTION OF THREE DIRECTORS
ttt
Our Board of Directors recommends a vote
FOR the Election of
Ira S. Kaplan,
Lisa Lesavoy, and
Dr. Yacov A. Shamash
to our Board of Directors

Our Board of Directors is divided into three classes. Members of our Board of Directors are elected for three-year terms, with the term of office of one class expiring at each annual meeting of Comtech’s stockholders. Mr. Kaplan, Ms. Lesavoy and Dr. Shamash are in the class whose term of office expires at the Fiscal 2020 Annual Meeting of Stockholders. Mr. Paul and Mr. Waldman are in the class whose term of office expires at the Fiscal 2021 Annual Meeting of Stockholders. Mr. Kornberg and Mr. Kantor are in the class whose term of office expires at the Fiscal 2022 Annual Meeting of Stockholders. All directors serve until their successors are duly elected and qualified. Mr. Kaplan and Dr. Shamash are current directors standing for re-election and were elected at the Fiscal 2017 Annual Meeting of Stockholders held on December 5, 2017. Ms. Lesavoy is a current director standing for re-election and was appointed by the Board of Directors of the Company on March 3, 2020. The election of each nominee will require the affirmative vote of a majority of the shares voted at the Annual Meeting with respect to such nominee using the control number included on your proxy card or voting instruction form provided by your bank or broker or by proxy on the proposal at the Fiscal 2020 Annual Meeting of Stockholders. Abstentions and broker non-votes will have no effect on the outcome of the election.

See Part 2 - "Stockholders, Directors and Executive Officers" for biographies and director qualifications of our nominees for Director.

2020 Proxy Statement 61

PROPOSALS

PROPOSAL NO. 2 - APPROVE
(ON AN ADVISORY BASIS) COMPENSATION OF THE
NAMED EXECUTIVE OFFICERS AS DISCLOSED
IN THIS PROXY STATEMENT
ttt

Our Board of Directors recommends a vote
FOR the proposal to approve compensation of
the Named Executive Officers as disclosed in this Proxy Statement.

The ECC believes that compensation of our executive officers in fiscal 2020 met the objectives of our program which were to foster long-term business success using a pay-for-performance philosophy.

We are providing stockholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers (“NEOs”) as disclosed in this Proxy Statement, including in the section entitled “Compensation Discussion and Analysis,” the compensation tables and other executive compensation disclosures. Stockholders are being asked to vote on the following resolution:

Resolved, that the stockholders approve, on an advisory basis, the compensation of Comtech’s executive officers named in the Summary Compensation Table, as disclosed in Comtech’s Proxy Statement dated November 18, 2020, including the Compensation Discussion and Analysis, the compensation tables and other executive compensation disclosures.

Although this proposal is advisory and not binding, the ECC, which is comprised solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to our executive officers, will carefully consider the stockholder vote on this matter, along with other expressions of stockholder views it receives on specific policies and desirable actions. In each case, the ECC will seek to understand the concerns that influenced the vote and address them in making future decisions affecting our executive compensation program.

Please refer to the sections of this Proxy Statement entitled “Compensation Discussion and Analysis” and “Fiscal 2020 Compensation Tables” for a detailed discussion of our executive compensation principles and practices, the fiscal 2020 compensation of our NEOs and any changes implemented in our program for fiscal 2020.

We urge you to read these sections of this Proxy Statement and the related compensation tables closely in determining how to vote on this matter.

2020 Proxy Statement 62

PROPOSALS

PROPOSAL NO. 3 – RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ttt

Our Board of Directors recommends a vote FOR the ratification of the selection of
Deloitte & Touche LLP as our independent registered public accounting firm.

Our Board of Directors has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the 2021 fiscal year, subject to ratification by our stockholders. If our stockholders do not ratify the selection of Deloitte, it will be reconsidered by our Board of Directors. Even if the selection is ratified, our Audit Committee, which is currently considering receiving proposals for fiscal 2021 from other independent registered public accounting firms, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if our Audit Committee determines that such a change would be in our stockholders’ best interests. Representatives of Deloitte are expected to be in attendance at the Fiscal 2020 Annual Meeting of Stockholders, with the opportunity to make a statement, should they so desire, and to be available to respond to appropriate questions.

Our Audit Committee reviews each service performed by Deloitte on a case-by-case basis before approving all audit or permissible non-audit services. Our Audit Committee has concluded that the non-audit services provided by Deloitte are compatible with maintaining the independent registered public accounting firm’s independence.

Principal Accountant Fees and Services
The following is a summary of the fees billed to us for the fiscal year ended July 31, 2019 and fees billed to or payable by us for the fiscal year ended July 31, 2020 by Deloitte for professional services rendered:

Fee Category	Fiscal 2020 Fees	Fiscal 2019 Fees

Audit fees (1)	$1,511,000	$1,416,000
Audit-related fees (2)	—	145,000
Tax fees (3)	79,000	79,000
All other fees (4)	19,000	24,000
Total fees	$1,609,000	$1,664,000

(1)Audit fees consist of fees for assurance and related services that are reasonably related to the performance of the audit of our annual financial statements and review of the interim financial statements included in quarterly reports or services that are normally provided in connection with statutory and regulatory filings or engagements. Audit fees include fees related to the audit of our report on internal control over financial reporting, issuance of consents and statutory audits of certain foreign subsidiaries.

(2)In fiscal 2019, audit-related fees consist of fees for assurance and related services that are reasonably related to the audit of our financial statements that are not reported under Audit Fees, including due diligence services and certain internal control work.

(3)Tax fees consist of fees billed for professional services regarding federal, state and international tax compliance, tax advice and tax planning.

(4)All other fees represent technical accounting subscription fees and other permitted services other than those that meet the criteria above.

2020 Proxy Statement 63

PROPOSALS

FISCAL 2021 STOCKHOLDER PROPOSALS AND NOMINATIONS

Under the SEC’s proxy rules, eligible stockholders wishing to have a proposal for action by the stockholders at the Fiscal 2020 Annual Meeting of Stockholders included in our proxy statement must submit such proposal at the principal offices of Comtech, and such proposal must be received by us not later than July 19, 2021.

Under our By-Laws, a stockholder nomination for election to our Board of Directors may not be made at the Fiscal 2020 Annual Meeting of Stockholders unless notice (including all information required under Article II, Section 8 of our By-Laws) is delivered in person or mailed to Comtech and received by us not earlier than August 10, 2021 or later than September 9, 2021; provided, however, that if the Fiscal 2021 Annual Meeting of Stockholders is not held within 30 days before or after the anniversary date of the Fiscal 2020 Annual Meeting of Stockholders, such notice must be received not more than 90 days prior to the Fiscal 2021 Annual Meeting of Stockholders or less than 60 days prior to the Fiscal 2021 Annual Meeting of Stockholders.

In addition, a stockholder proposal (other than a nomination for election to our Board of Directors, or a stockholder proposal that may be made pursuant to the SEC’s proxy rules) may not be made at the Fiscal 2021 Annual Meeting of Stockholders unless notice thereof (including all information required under Article II, Section 9 of our By-Laws) is delivered in person or mailed to Comtech and received by us not earlier than September 9, 2021 or later than October 9, 2021; provided, however, that if the Fiscal 2021 Annual Meeting of Stockholders is not held within 30 days before or after the anniversary date of the Fiscal 2020 Annual Meeting of Stockholders, such notice must be received not more than 90 days prior to the Fiscal 2021 Annual Meeting of Stockholders or less than 60 days prior to the Fiscal 2021 Annual Meeting of Stockholders.

Under the SEC’s proxy rules, proxies solicited by our Board of Directors for the Fiscal 2021 Annual Meeting of Stockholders may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any stockholder proposal not included in our proxy statement if we do not receive notice of such proposal within the aforementioned dates.

It is suggested that any such stockholder proposals or nominations be submitted to the Company by certified mail, return receipt requested.

2020 Proxy Statement 64

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on December 7, 2020 for shares held directly and by 11:59 p.m. Eastern Time on December 3, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CMTL2020

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

COMTECH TELECOMMUNICATIONS CORP. 68 SOUTH SERVICE ROAD, SUITE 230 MELVILLE, NY 11747
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on December 7, 2020 for shares held directly and by 11:59 p.m. Eastern Time on December 3, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:				KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
COMTECH TELECOMMUNICATIONS CORP.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors
Nominees	For	Against	Abstain
1a. Ira S. Kaplan	☐	☐	☐

1b. Lisa Lesavoy	☐	☐	☐

1c. Dr. Yacov A. Shamash	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 2.						For	Against	Abstain

2. Approval, on an advisory basis, of the compensation of our Named Executive Officers.						☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 3.						For	Against	Abstain

3. Ratification of selection of Deloitte & Touche LLP as our independent registered public accounting firm.						☐	☐	☐

NOTE: This proxy will be voted in accordance with the instructions specified. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE AND FOR APPROVAL OF PROPOSALS 2, AND 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature [Joint Owners]	Date

Please sign, date and mail your proxy card back as soon as possible!

Annual Meeting of Stockholders
COMTECH TELECOMMUNICATIONS CORP.
www.virtualshareholdermeeting.com/CMTL2020
Date: December 8, 2020
Time: 9:00 a.m. ET

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

COMTECH TELECOMMUNICATIONS CORP.

PROXY SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

The undersigned hereby appoints Fred Kornberg and Michael D. Porcelain, and each of them, with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Comtech Telecommunications Corp. (the "Company") to be held on December 8, 2020, at 9:00 a.m., Eastern Time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card and in their discretion, upon such other matters as may come before the meeting.

This proxy will be voted in accordance with the instructions specified. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR APPROVAL OF PROPOSALS 2 and 3.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side